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Exhibit (a)(1)(A)

          Offer To Purchase
All Outstanding Shares of Common Stock
of
EVANS & SUTHERLAND COMPUTER CORPORATION
at
$1.19 Per Share, Net in Cash
by
ELEVATE ACQUISITION CORPORATION
a subsidiary
of
ELEVATE ENTERTAINMENT INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
EASTERN TIME, AT THE END OF MARCH 25, 2020, UNLESS THE OFFER IS
EXTENDED.

          Elevate Acquisition Corporation, a Delaware corporation ("Purchaser"), a subsidiary of Elevate Entertainment Inc., a Delaware corporation ("Parent"), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.20 per share (the "Shares"), of Evans & Sutherland Computer Corporation, a Utah corporation (the "Company"), at a purchase price of $1.19 per Share (the "Offer Price"), net to the seller in cash, without interest thereon and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer").

          The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 9, 2020 (as it may be amended from time to time, the "Merger Agreement"), by and among the Company, Parent and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the "Surviving Corporation") and becoming a subsidiary of Parent (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares held by the Company as treasury stock, by any subsidiary of the Company or by Parent or Purchaser or Shares for which the holder thereof properly exercised dissenters' rights) will be converted into the right to receive the Offer Price, without interest thereon and subject to any applicable tax withholding. Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

          The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of various conditions set forth in the Merger Agreement, including, among other conditions, the Minimum Condition (as defined below in the "Summary Term Sheet"). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Conditions of the Offer."

          The Board of Directors of the Company (the "Company Board") has unanimously: (i) approved and adopted the Merger Agreement and approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the Utah Revised Business Corporation Act (the "URBCA"); (ii) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement; (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any "control share acquisition" or similar restriction set forth in any state takeover law or other applicable law; and (iv) to the extent required by the URBCA, directed that the approval of the Merger Agreement be submitted to the shareholders of the Company.

          A summary of the principal terms and conditions of the Offer appears in the "Summary Term Sheet" below. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

          NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (WHICH WE REFER TO AS THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

Innisfree M&S Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

February 27, 2020

 IMPORTANT

        If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the "Summary Term Sheet") together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.

        If you wish to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined below in the "Summary Term Sheet") or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        Questions and requests for assistance should be directed to the Information Agent (as defined below in the "Summary Term Sheet") at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other material related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

 SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company contained in this summary term sheet and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the SEC or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	All of the issued and outstanding shares of common stock, par value $0.20 per share, of the Company (the "Shares").
Price Offered Per Share	$1.19, net to the seller in cash, without interest thereon and subject to any applicable tax withholding.
Scheduled Expiration of Offer	12:00 midnight, Eastern Time, at the end of March 25, 2020, unless the Offer is otherwise extended.
Purchaser	Elevate Acquisition Corporation, a Delaware corporation and a subsidiary of Elevate Entertainment Inc., a Delaware corporation.

Who is offering to buy my securities?

        Elevate Acquisition Corporation ("Purchaser"), a Delaware corporation which was formed for the purpose of making the Offer, is offering to buy your Shares. Purchaser is a subsidiary of Elevate Entertainment Inc. ("Parent"), a Delaware corporation.

        Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us," "we" and "our" to refer to Purchaser and, where appropriate, Parent. We use the term "Purchaser" to refer to Elevate Acquisition Corporation alone, the term "Parent" to refer to Elevate Entertainment Inc. alone and the term "the Company" to refer to Evans & Sutherland Computer Corporation, a Utah corporation.

        See Section 8—"Certain Information Concerning Parent, Purchaser and Mirasol Capital."

What is the class and amount of securities sought pursuant to the Offer?

        Purchaser is offering to purchase all of the issued and outstanding shares of common stock, par value $0.20 per share, of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term "Offer" to refer to this offer and the term "Shares" to refer to the shares of the Company's common stock that are the subject of the Offer.

        See Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, the Company. Following consummation of the Offer, we intend to complete the Merger (as defined below) as promptly as practicable. Upon completion of the Merger, the Company will become a subsidiary of Parent. In addition, we intend to cause the Company to be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after completion of the Merger.

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Who can participate in the Offer?

        The Offer is open to all holders and beneficial owners of Shares.

How much are you offering to pay?

        Purchaser is offering to pay $1.19 per Share, net to the seller in cash, without interest thereon and subject to any applicable tax withholding. We refer to this amount as the "Offer Price."

        See the "Introduction" to this Offer to Purchase.

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

        See the "Introduction" to this Offer to Purchase and Section 18—"Fees and Expenses."

Is there an agreement governing the Offer?

        Yes. The Company, Parent and Purchaser, have entered into an Agreement and Plan of Merger, dated as of February 9, 2020 (as it may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into the Company, with the Company surviving such merger as a subsidiary of Parent (such merger, the "Merger").

        See Section 11—"The Merger Agreement; Other Agreements" and Section 15—"Conditions of the Offer."

What are the material United States federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

        The receipt of cash in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for United States federal income tax purposes. In general, provided that you hold your Shares as capital assets, you will recognize capital gain or loss in an amount equal to the difference between (i) the Offer Price and (ii) your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger. See Section 5—"Certain United States Federal Income Tax Consequences of the Offer" for a more detailed discussion of the tax treatment of the Offer and the Merger.

        We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?

        Yes. We estimate that we will need approximately $14,500,000 to purchase all of the Shares pursuant to the Offer and to complete the Merger, and that Parent will provide Purchaser with sufficient funds for this purpose. Parent expects to obtain the necessary funds to pay for Shares validly tendered, and not withdrawn, pursuant to the Offer from cash on hand at or about the first time as of which Purchaser accepts any Shares for payment pursuant to the Offer (such time, the "Acceptance

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Time") and to obtain the necessary funds to pay for Shares exchanged for cash in the Merger from cash on hand at or about the time of the closing of the Merger. The Offer is not subject to any financing condition, and neither Parent nor Purchaser anticipates the need to obtain any financing for the Offer or the Merger.

        See Section 9—"Source and Amount of Funds."

Is Purchaser's financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think Purchaser's financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all issued and outstanding Shares solely for cash;

  •
  if we consummate the Offer, we intend to complete the Merger, in which all Shares (subject to limited exceptions for Shares held by us, our subsidiaries, the Company or its subsidiaries) that then remain issued and outstanding will be converted into the right to receive the Offer Price in cash;

  •
  Purchaser, through Parent, will have sufficient funds available to purchase all Shares validly tendered, and not withdrawn, in the Offer and all Shares converted into the right to receive the Offer Price in cash in the Merger; and

  •
  the Offer and the Merger are not subject to any financing or funding condition nor do we anticipate the need to obtain any financing for the Offer or the Merger.

        See Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

        Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15—"Conditions of the Offer," including, among other conditions, the valid tender without withdrawal, of a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that are not yet delivered in settlement or satisfaction of such guarantee) that, together with any Shares owned by Parent or Purchaser immediately prior to the Acceptance Time, represents a majority of the sum of (i) the aggregate number of Shares issued and outstanding immediately prior to the Acceptance Time plus (ii) an additional number of Shares up to (but not exceeding) the aggregate number of Shares issuable upon the conversion, exchange, settlement or exercise, as applicable, of all options, warrants and other rights to acquire, or securities convertible into or exchangeable for, Shares that are outstanding immediately prior to the Acceptance Time (other than potential (but not actual) dilution attributable to the "top-up" option described below) (the "Minimum Condition").

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 12:00 midnight, Eastern Time, at the end of the Expiration Date to tender your Shares in the Offer. The term "Expiration Date" means March 25, 2020, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" means such subsequent date. In addition, if, pursuant to the Merger Agreement we decide to, or are required to, extend the Offer or we decide to provide a subsequent offering period for the Offer as described below, you will have an additional opportunity to tender your Shares.

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        If you cannot deliver everything required to make a valid tender by the scheduled expiration of the Offer, you may still participate in the Offer by using the guaranteed delivery procedures that are described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" prior to the scheduled expiration of the Offer.

        See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. The Merger Agreement provides that (i) if, as of the scheduled Expiration Date, any of the conditions to Purchaser's obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer set forth in Exhibit C to the Merger Agreement (collectively, the "Offer Conditions") is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other individual, entity or governmental body (collectively, "Person")), extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, to permit such Offer Condition to be satisfied and (ii) Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer; but with respect to clauses "(i)" and "(ii)" above, in no event will Purchaser extend the Offer to a date later than the Outside Date. Notwithstanding the foregoing and subject to the termination rights of Parent, Purchaser and the Company, if (a) each of the Offer Conditions is satisfied or has been waived as of the scheduled Expiration Date and (b) the Minimum Condition is not satisfied on such date, then, to the extent requested in writing by the Company prior to 5:00 p.m., Dallas, Texas time, on such date, Purchaser will extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, to permit such Minimum Condition to be satisfied, but in no event will Purchaser be required to extend the Offer to a date later than the Outside Date. The "Outside Date" means June 30, 2020. See Section 11—"The Merger Agreement; Other Agreements—Termination of the Merger Agreement."

        See Section 1—"Terms of the Offer" and Section 11—"The Merger Agreement; Other Agreements."

Will there be a subsequent offering period?

        It is not expected that there will be a "subsequent offering period." However, the Merger Agreement provides that Purchaser may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a "subsequent offering period" (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act, and Purchaser reserves the right to make such election. A "subsequent offering period" is different from an extension of the Offer. During a "subsequent offering period," you would not be able to withdraw any of the Shares that you had already tendered. You also would not be able to withdraw any of the Shares that you tender during the "subsequent offering period."

        See Section 1—"Terms of the Offer."

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Continental Stock Transfer & Trust Company, which is the depositary for the Offer (the "Depositary"), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m. Eastern Time, on the next business day after the previously scheduled Expiration Date.

        See Section 1—"Terms of the Offer."

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What are the most significant conditions to the Offer?

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by 12:00 midnight, Eastern Time, at the end of the scheduled Expiration Date of the Offer, including, among other conditions:

  •
  the Minimum Condition; and

  •
  the accuracy of the Company's representations and warranties set forth in the Merger Agreement, and the performance of the Company's covenants set forth in the Merger Agreement, to specified standards of materiality.

        The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15—"Conditions of the Offer." The Offer is not subject to any financing condition.

How do I tender my Shares?

        If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the Expiration Date. If you hold your Shares as registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

        If you are unable to deliver everything that is required to tender your Shares to the Depositary by the Expiration Date, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the notice.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until 12:00 midnight, Eastern Time, at the end of the Expiration Date. In addition, if we have not accepted your Shares for payment by the end of April 26, 2020, you may withdraw them at any time after that date until we accept your Shares for payment. This right to withdraw will not, however, apply to Shares tendered in any subsequent offering period, if one is provided.

        See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.

        See Section 4—"Withdrawal Rights."

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Has the Offer been approved by the Company's Board of Directors?

        Yes. The Company Board has unanimously: (i) approved and adopted the Merger Agreement and approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the URBCA; (ii) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement; (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any "control share acquisition" or similar restriction set forth in any state takeover law or other applicable law; and (iv) to the extent required by the URBCA, directed that the approval of the Merger Agreement be submitted to the shareholders of the Company.

        A more complete description of the reasons for the Company Board's approval of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed by the Company with the SEC under the Exchange Act and mailed to you and other shareholders in connection with the Offer.

If Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?

        No. We expect to complete the Merger as promptly as practicable following the consummation of the Offer. Once the Merger takes place, the Company will be a subsidiary of Parent. Following the Merger, we intend to cause the Company to be deregistered under the Exchange Act.

        See Section 13—"Certain Effects of the Offer."

Will a meeting of the Company's shareholders be required to approve the Merger?

        Under the URBCA, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares (including pursuant to the "top-up" option), we believe we could, and we intend to, consummate the Merger under the short-form merger provisions of the URBCA without any action by any other shareholder of the Company. The URBCA requires Purchaser to deliver, at least 10 days prior to such merger, a notice and a copy or summary of the Plan of Merger to the Company's shareholders. A copy of such notice is included as Exhibit A of this Offer to Purchase and is incorporated herein by reference in satisfaction of the foregoing notice requirement.

        If we do not acquire at least 90% of the outstanding Shares, we will have to seek approval of the Merger Agreement and the Merger by the shareholders of the Company. Approval of the Merger Agreement and the Merger requires the approval of holders of not less than a majority of the outstanding Shares, including the Shares owned by Purchaser and Parent. Thus, assuming that the Minimum Condition is satisfied, upon consummation of the Offer, we would own sufficient Shares to enable us, without the additional affirmative vote of any other shareholder of the Company, to satisfy the shareholder approval requirement to approve the Merger. Pursuant to the Merger Agreement, the Company has agreed to promptly call and hold a meeting of its shareholders for purposes of voting on the approval of the Merger if a meeting of the Company's shareholders is required under the URBCA to consummate the Merger.

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

        If the Offer is consummated and certain other conditions are satisfied, Purchaser is required under the Merger Agreement to effect the Merger pursuant to the URBCA. At the effective time of the Merger, all of the then issued and outstanding Shares (other than Shares held by the Company as treasury stock, by any subsidiary of the Company or by Parent, Purchaser or any of their respective subsidiaries or Shares for which the holder thereof properly exercised dissenters' rights) will be

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converted in the Merger into the right to receive an amount in cash equal to the Offer Price, without interest thereon and subject to any applicable tax withholding.

        If the Merger is completed, the Company's shareholders who do not tender their Shares in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only difference to you between tendering your Shares and not tendering your Shares in the Offer is that you will be paid earlier if you tender your Shares in the Offer. However, if the Offer is consummated but the Merger is not completed, the number of the Company's shareholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Company will no longer be required to make filings with the SEC under the Exchange Act or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.

        See the "Introduction" to this Offer to Purchase, Section 11—"The Merger Agreement; Other Agreements" and Section 13—"Certain Effects of the Offer."

What will happen to my Company Options in the Offer?

        The Offer is being made only for Shares, and not for outstanding stock options to purchase Shares granted by the Company, whether pursuant to an equity incentive plan of the Company or otherwise ("Company Options"). Holders of outstanding Company Options may tender Shares in the Offer only if they first exercise such Company Options to purchase Shares in accordance with the terms of the applicable equity incentive plan and other applicable agreements of the Company and tender any Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding Company Options that the holder will have sufficient time to comply with the procedures for tendering Shares described below in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        The Merger Agreement provides that, at the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, the vested portion (including any portion that pursuant to the applicable equity incentive plan or its terms becomes vested solely as a result of the transactions contemplated by the Merger Agreement) of each outstanding and unexercised Company Option (each, a "Company Compensatory Award") that is outstanding immediately prior to the Effective Time (each such vested portion of a Company Compensatory Award, a "Cashed Out Compensatory Award") will, immediately prior to the Effective Time, be cancelled and extinguished and, in exchange therefor, each former holder of any such Cashed Out Compensatory Award will have the right to receive an amount in cash equal to the product of (i) the aggregate number of Shares subject to such Cashed Out Compensatory Award immediately prior to the Effective Time and (ii) the Merger Consideration (as defined below) less any per share exercise or purchase price of such Cashed Out Compensatory Award immediately prior to such cancellation (such amounts payable hereunder being referred to as the "Compensatory Award Payments"). However, the right of a former holder of a Cashed Out Compensatory Award to receive their respective Compensatory Award Payment is subject to such holder's execution of a Compensatory Award Termination Agreement. From and after the Effective Time, any such Cashed Out Compensatory Award will no longer be exercisable by the former holder thereof or settleable in Shares, but will entitle such holder only to the payment of the Compensatory Award Payment. However, any Cashed Out Compensatory Award that has an exercise price or purchase price equal to or greater than the Merger Consideration will be cancelled without any payment or other consideration. The Compensatory Award Payments will be paid as soon as reasonably practicable following the Effective Time but not more than 30 days, without interest.

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        The unvested portion of each Company Compensatory Award that is outstanding immediately prior to the Effective Time (each such unvested portion of a Company Compensatory Award, a "Terminated Compensatory Award") will, immediately prior to the Effective Time, be cancelled and extinguished for no payment or other consideration. From and after the Effective Time, any such Terminated Compensatory Award will no longer be exercisable by the former holder thereof or settleable in shares.

        See Section 11—"The Merger Agreement; Other Agreements."

What is the market value of my Shares as of a recent date?

        On February 7, 2020, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares was $0.58 per Share. On February 26, 2020, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares was $1.18 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.

        See Section 6—"Price Range of Shares; Dividends."

Have any shareholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

        Yes. Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into Tender and Support Agreements with each of the Supporting Shareholders (as defined below in Section 11—"The Merger Agreement; Other Agreements—Tender and Support Agreements"), which provide that each Supporting Shareholder will tender into the Offer, and not withdraw, all outstanding Shares such Supporting Shareholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act). The Tender and Support Agreements also provide that the Supporting Shareholders will vote their Shares against certain alternative corporate transactions. Excluding Shares underlying Company Options, as of February 9, 2020, the Supporting Shareholders collectively beneficially owned, in the aggregate, 5,864,362 Shares (or approximately 51.1% of all Shares outstanding as of February 9, 2020). Including Shares which may be issued under Company Options which are exercisable for, or may become vested and settled in, Shares within 60 days of February 9, 2020, the Supporting Shareholders collectively beneficially owned, in the aggregate, 7,017,362 Shares as of February 9, 2020 (or approximately 55.5% of the total of all Shares that are outstanding and all additional Shares that are deemed outstanding for purposes of calculating the Supporting Shareholders' percentage ownership in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act as of February 9, 2020).

        See Section 11—"The Merger Agreement; Other Agreements—Tender and Support Agreements."

Will I have dissenters' rights in either the Offer or the Merger?

        The Offer does not entitle you to dissenters' rights with respect to your Shares. However, if you do not tender your Shares pursuant to the Offer, you will have the right under Utah law to dissent and demand appraisal of the fair value of your Shares in connection with the Merger, but only if you comply with all applicable provisions of Part 13 of the URBCA. Shares held by a holder who has made a proper demand for appraisal of such Shares in accordance with Part 13 of the URBCA and who has otherwise complied with all applicable provisions of Part 13 of the URBCA (any such Shares being referred to as "Dissenting Shares" until such time as such holder loses such holder's dissenter's rights under Part 13 of the URBCA with respect to such Shares) will not be converted into or represent the right to receive the Merger Consideration, but will be entitled only to such rights as are granted by the URBCA to a holder of Dissenting Shares. If you do not tender your Shares pursuant to the Offer,

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additional information regarding the procedures for exercising your dissenters' rights will be provided to you prior to the Merger.

        See Section 17—"Dissenters' Rights."

Whom should I call if I have questions about the Offer?

        You may call Innisfree M&A Incorporated, the information agent for the Offer (the "Information Agent") toll free at (888) 750-5834. See the back cover of this Offer to Purchase for additional contact information.

S-ix

 INTRODUCTION

        Elevate Acquisition Corporation, a Delaware corporation ("Purchaser") and a subsidiary of Elevate Entertainment Inc., a Delaware corporation ("Parent"), is offering to purchase all issued and outstanding shares of common stock, par value, $0.20 per share (the "Shares"), of Evans & Sutherland Computer Corporation, a Utah corporation (the "Company"), at a purchase price of $1.19 per Share (the "Offer Price"), net to the seller in cash, without interest thereon and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 9, 2020 (as it may be amended from time to time, the "Merger Agreement"), by and among the Company, Parent and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares held by the Company as treasury stock, by any subsidiary of the Company or by Parent or Purchaser or Shares for which the holder thereof properly exercised dissenters' rights) will be converted into the right to receive the Offer Price, without interest thereon and subject to any applicable tax withholding. Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares. The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements."

        Tendering shareholders who are record owners of their Shares and who tender directly to the Depositary (as defined in below the "Summary Term Sheet") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Company Board (the "Company Board") has unanimously: (i) approved and adopted the Merger Agreement and approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the Utah Revised Business Corporation Act (the "URBCA"); (ii) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement; (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any "control share acquisition" or similar restriction set forth in any state takeover law or other applicable law; and (iv) to the extent required by the URBCA, directed that the approval of the Merger Agreement be submitted to the shareholders of the Company

        A more complete description of the Company Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Company's Solicitation/Recommendation Statement on the Schedule 14D-9 (the "Schedule 14D-9"). Shareholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings "Background of the Offer" and "Reasons for Recommendation of the Board."

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to various conditions set forth in the Merger Agreement, including, among others the Minimum Condition (as defined below in the "Summary Term Sheet").

The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Conditions of the Offer."

        The Company has advised Parent that Boenning & Scattergood, Inc., financial advisor to the Company Board, rendered its opinion to the Company Board to the effect that, as of February 9, 2020 and based upon and subject to the factors, qualifications, assumptions, limitations and other matters set forth therein, the consideration to be paid to the holders of Shares and Company Compensatory Awards in the Offer (other than Parent or its affiliates, the Company, any of their respective subsidiaries) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders of Shares. The full text of the written opinion of Boenning & Scattergood, Inc., dated as of February 7, 2020, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex I to the Schedule 14D-9. Boenning & Scattergood, Inc. delivered the written fairness opinion to the Company Board at the meeting of the Company Board held on Sunday, February 9, 2020. Boenning & Scattergood, Inc. provided its opinion for the information and assistance of the Company Board in connection with its consideration of the transactions contemplated by the Merger Agreement. The opinion of Boenning & Scattergood, Inc. does not constitute a recommendation as to whether or not you should tender your Shares in connection with the Offer.

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.  Terms of the Offer.

        Purchaser is offering to purchase all of the issued and outstanding Shares at the Offer Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Date, pay for all Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) validly tendered prior to 12:00 midnight, Eastern Time, at the end of the Expiration Date and not validly withdrawn as described in Section 4—"Withdrawal Rights."

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other conditions described in Section 15—"Conditions of the Offer."

        The Merger Agreement provides that (i) if, as of the scheduled Expiration Date, any of the conditions to Purchaser's obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer set forth in Exhibit C to the Merger Agreement (collectively, the "Offer Conditions") is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, to permit such Offer Condition to be satisfied and (ii) Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer; but, with respect to clauses "(i)" and "(ii)" above, in no event will Purchaser extend the Offer to a date later than the Outside Date. Notwithstanding the foregoing and subject to the termination rights of Parent, Purchaser and the Company, if (a) each of the Offer Conditions is satisfied or has been waived as of the scheduled Expiration Date and (b) the Minimum Condition is not satisfied on such date, then, to the extent requested in writing by the Company prior to 5:00 p.m., Dallas, Texas time, on such date, Purchaser will extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, to permit such Minimum Condition to be satisfied, but in no event will Purchaser be required to extend the Offer to a date later than the Outside Date. The "Outside Date" means

June 30, 2020. See Section 11—"The Merger Agreement; Other Agreements—Termination of the Merger Agreement."

        The Merger Agreement provides that, without the prior written consent of the Company: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that: (a) changes the form of consideration to be delivered by Purchaser pursuant to the Offer; (b) decreases the Offer Price or the number of Shares sought to be purchased by Purchaser in the Offer; (c) imposes conditions to the Offer in addition to the Offer Conditions; or (d) except as otherwise allowed by the Merger Agreement, extends the Expiration Date.

        If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

        Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, we expressly reserve the right to waive any Offer Condition at any time and from time to time, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, in each case, on or prior to the Expiration Date. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. If, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, (i) Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, to permit such Offer Condition to be satisfied and (ii) Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer; but, with respect to clauses "(i)" and "(ii)" above, in no event will Purchaser extend the Offer to a date later than the Outside Date. Notwithstanding the foregoing and subject to the termination rights of Parent, Purchaser and the Company, if (a) each of the Offer Conditions is satisfied or has been waived as of the scheduled Expiration Date and (b) the Minimum Condition is not satisfied on such date, then, to the extent requested in writing by the Company prior to 5:00 p.m., Dallas, Texas time, on such date, Purchaser will extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, to permit such Minimum Condition to be satisfied, but in no event will Purchaser be required to extend the Offer to a date later than the Outside Date. The "Outside Date" means June 30, 2020. See Section 11—"The Merger Agreement; Other Agreements—Termination of the Merger Agreement." Under certain circumstances described in the Merger Agreement, we may terminate the Merger Agreement.

        The Merger Agreement also provides that Purchaser may, in its sole discretion, commence a subsequent offering period. A subsequent offering period, if included, will be an additional period of not less than three business days beginning on the next business day following the expiration of the Offer in accordance with Rule 14d-11 under the Exchange Act, during which any remaining holders of Shares may tender, but not withdraw, their Shares and receive the Offer Price. If we include a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. During a subsequent offering period, tendering holders will not have withdrawal rights, and we will immediately accept and promptly pay for any Shares tendered during the subsequent offering period.

        We do not intend to provide a subsequent offering period for the Offer, although we reserve the right to do so. If we elect to provide or extend any subsequent offering period, a public announcement of such determination will be made no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period.

        The Company has provided us with its shareholders list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the shareholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  Acceptance for Payment and Payment for Shares.

        Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Offer Conditions set forth in Section 15—"Conditions of the Offer" on or prior to the Expiration Date, we will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly. If we commence a subsequent offering period in connection with the Offer, we will immediately accept for payment and promptly pay for all additional Shares as they are tendered during such subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (including any Shares that are uncertificated (the "Uncertificated Shares")) into the Depositary's account at The Depository Trust Company ("DTC")

(such a confirmation, a "Book-Entry Confirmation") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," and (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees any other documents required by the Letter of Transmittal or, in the case of a book entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and such other documents as may be reasonably required by the Depositary or Parent. Accordingly, tendering shareholders may be paid at different times depending upon when the Share Certificates and Letters of Transmittal (or such other documents as may be reasonably required by the Depositary or Parent), or Book-Entry Confirmations and Agent's Message, in each case, with respect to Shares are actually received by the Depositary. In the event of a transfer of ownership of any Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the holder named on the surrendered Share Certificate; however: (a) such Share Certificate will be properly endorsed or otherwise be in proper form for transfer, and (b) such holder will pay any fiduciary or surety bonds or any transfer or other similar taxes required to be paid in connection with the payment of the Merger Consideration to such holder, or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Payment of the Merger Consideration with respect to Uncertificated Shares will only be made to a Person in whose name such Uncertificated Shares are registered.

        The term "Agent's Message" means a message, transmitted through electronic means by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making such payment.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates and/or Uncertificated Shares are submitted evidencing more Shares than are tendered, Share Certificates and/or Uncertificated Shares representing unpurchased shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3.  Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a shareholder to validly tender Shares pursuant to the Offer, either: (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal or as may be reasonably required by the Depositary or Parent must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under "Book-Entry Transfer" and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date; or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery."

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other documents as may be reasonably required by the Depositary or Parent, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery." Delivery of documents to DTC does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. In the event of a transfer of ownership of any Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the holder named on the surrendered Share Certificate; however: (a) such Share Certificate will be properly endorsed or otherwise be in proper form for transfer, and (b) such holder will pay any fiduciary or surety bonds or any transfer or other similar taxes required to be paid in connection with the payment of the Merger Consideration to such holder, or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Payment of the Merger Consideration with respect to Uncertificated Shares will only be made to a Person in whose name such Uncertificated Shares are registered. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received on or prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal or as may be reasonably required by the Depositary or Parent are received by the Depositary within three business days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal or as may be reasonably required by the Depositary or Parent. Accordingly, tendering shareholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent's Message, in each case, with respect to Shares are actually received by the Depositary. In the event of a transfer of ownership of any Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the holder named on the surrendered Share Certificate; however: (a) such Share Certificate will be properly endorsed or otherwise be in proper form for transfer, and (b) such holder will pay any fiduciary or surety bonds or any transfer or other similar taxes required to be paid in connection with the payment of the Merger Consideration to such holder, or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Payment of the Merger Consideration with respect to Uncertificated Shares will only be made to a Person in whose name such Uncertificated Shares are registered.

        THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, which determination will be final and binding on all parties unless otherwise determined by a court of competent jurisdiction pursuant to an action brought before such court by a shareholder of the Company. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding unless otherwise determined by a court of competent jurisdiction pursuant to an action brought before such court by a shareholder of the Company.

        Appointment.    By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

        Information Reporting and Backup Withholding.    Payments made to shareholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding and potential penalties, any shareholder that is a United States person for United States federal income tax purposes that does not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, listing such United States shareholder's correct taxpayer identification number and certifying that such shareholder is a United States person, the taxpayer identification number provided is correct, and that such shareholder is not subject to backup withholding. Any foreign shareholder should submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to such shareholder's exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Such foreign shareholders should consult their tax advisors to determine which IRS Form W-8 is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund from the Internal Revenue Service (the "IRS") or a credit against a shareholder's United States federal income tax liability provided the required information is timely furnished in the appropriate manner to the IRS.

4.  Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after April 26, 2020 if Purchaser has not accepted them for payment by the end of April 26, 2020.

        For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

        Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date.

        No withdrawal rights will apply to Shares tendered during a subsequent offering period, and no withdrawal rights apply during any subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        Purchaser will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding unless otherwise determined by a court of competent jurisdiction pursuant to an action brought before such court by a shareholder of the Company. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.  Certain United States Federal Income Tax Consequences of the Offer.

        The following is a summary of certain material United States federal income tax consequences of the Offer and the Merger to shareholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders of the Company. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The summary applies only to shareholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address foreign, state or local tax consequences of the Offer or the Merger, nor does it purport to address the United States federal income tax consequences of the transactions to holders of the Company compensatory awards, or to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, shareholders that are, or hold Shares through, partnerships or other pass-through entities for United States federal income tax purposes, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, shareholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, shareholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation, and shareholders that beneficially own (actually or constructively), more than 5% of the total fair market value of the Shares). In addition, this summary does not address United States federal taxes other than income taxes.

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Shares that, for United States federal income tax purposes, is: (i) an individual citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if (a) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code have authority to control all of the trust's substantial decisions or (b) the trust has validly elected to be treated as a United States person for United States federal income tax purposes. This discussion does not address the tax consequences to shareholders who are not U.S. Holders.

        If a partnership, or another entity treated as a partnership for United States federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership's activities. Accordingly, partnerships or other entities treated as partnerships for United States federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their own tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

        Because individual circumstances may differ, each shareholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for United States federal income tax purposes. In general, a U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of any withholding tax) and (ii) the U.S. Holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period for such block of Shares is more than one year as of the date of the exchange. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20%. In addition, certain non-corporate shareholders may be subject to an additional 3.8% tax on all or a portion of their "net investment income," which may include all or a portion of the gain recognized in connection with the Offer or the Merger. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a U.S. Holder's capital losses.

        A U.S. Holder whose Shares are purchased pursuant to the Offer or exchanged for cash pursuant to the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

6.  Price Range of Shares; Dividends.

        The Shares currently trade on the Over-the-Counter Market under the symbol "ESCC." The following table sets forth the high and low sale prices per Share for each quarterly period within the two preceding fiscal years, as reported by Bloomberg Finance based on published financial sources:

	High	Low
Fiscal Year Ended December 31, 2018
First Quarter	$1.25	$0.89
Second Quarter	$1.46	$0.96
Third Quarter	$1.21	$1.00
Fourth Quarter	$1.10	$0.65
Fiscal Year Ended December 31, 2019
First Quarter	$0.85	$0.65
Second Quarter	$0.84	$0.54
Third Quarter	$0.80	$0.61
Fourth Quarter	$0.77	$0.58

        On February 7, 2020, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares was $0.58 per Share. On February 26, 2020, the last full day of trading before the commencement of the Offer, the closing price of the Shares was $1.18 per Share. Shareholders are urged to obtain current market quotations for the Shares.

        The Company has not declared or paid dividends to date and does not anticipate doing so.

7.  Certain Information Concerning the Company.

        The summary information set forth below is qualified in its entirety by reference to the Company's public filings with the SEC (which may be obtained and inspected as described below under "Additional

Information") and should be considered in conjunction with the financial and other information in such filings and other publicly available information. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information are untrue. However, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

        General.    The Company is a Utah corporation and produces high-quality advanced visual display systems used primarily in full-dome video projection applications, dome projection screens, dome architectural treatments and unique content for planetariums, schools, science centers and other educational institutions and entertainment venues. The address of the Company's principal executive offices and the Company's phone number at its principal executive offices are as set forth below:

  770 Komas Drive
  Salt Lake City, Utah 84108
  (801) 588-1000

        Projected Financial Information.    In connection with our due diligence review of the Company, the Company made available to us the financial information in Item 8—"Additional Information" of the Schedule 14D-9 under the sub-heading entitled "Company Management Projections."

        Additional Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on April 1, 2019 and distributed to the Company's shareholders. Such reports, proxy statements and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC.

8.  Certain Information Concerning Parent, Purchaser and Mirasol Capital.

        Purchaser is a Delaware corporation and a subsidiary of Parent, and was formed solely for the purpose of facilitating Parent's acquisition of the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Purchaser will merge with and into the Company and will cease to exist, with the Company surviving the Merger. The business address and business telephone number of Purchaser are as set forth below:

  Elevate Acquisition Corporation
  4143 Maple Avenue, Suite 400
  Dallas, Texas 75219
  (214) 301-4250

        Parent is a Delaware corporation. Parent, a subsidiary of Mirasol Capital (as defined below), is a holding company that owns the shares of Purchaser. The business address and business telephone number of Parent are as set forth below:

  Elevate Entertainment Inc.
  4143 Maple Avenue, Suite 400
  Dallas, Texas 75219
  (214) 301-4250

        Mirasol Capital, LLC is a Delaware limited liability company ("Mirasol Capital"). Mirasol Capital is the private equity and venture arm of the Winn Family Office with a primary focus on real estate and technology-related investments. Headed by Stephen T. Winn, Mirasol Capital invests patient capital with partners to help them realize a greater potential and generate attractive risk-adjusted returns across cycles and over the long term. Mr. Winn is the Founder, CEO and Chairman of RealPage, a publicly traded company that improves the operational and transactional performance of multifamily real estate assets through software and data analytics. The business address and business telephone number of Mirasol Capital are as set forth below:

  Mirasol Capital, LLC
  4143 Maple Avenue, Suite 400
  Dallas, Texas 75219
  (214) 301-4250

        The name, business address, citizenship, current principal occupation or employment, five-year material employment history and citizenship of each manager, director and executive officer, as applicable, of Purchaser, Parent and Mirasol Capital and certain other information are set forth in Schedule I to this Offer to Purchase.

        Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser, Parent or Mirasol Capital, or, to the best knowledge of Purchaser, Parent and Mirasol Capital, any of the persons listed in Schedule I to this Offer to Purchase, during the past five years, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        As a result of the Tender and Support Agreements (as defined below in Section 11—"The Merger Agreement; Other Agreements—Tender and Support Agreements"), Purchaser and Parent may each be deemed to be the beneficial owner of an aggregate of 7,017,362 Shares as of February 9, 2020 (including Shares that may be issued under Company Options that are exercisable for, or may become vested and settled in, Shares within 60 days of February 9, 2020) (or approximately 55.5% of the total of all Shares that are outstanding and all additional Shares that are deemed outstanding for purposes of calculating the Supporting Shareholders' percentage ownership in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act as of February 9, 2020).

        Except pursuant to the Tender and Support Agreements or as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Parent or Mirasol Capital and, to the knowledge of Purchaser, Parent and Mirasol Capital, none of the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Purchaser, Parent or Mirasol Capital and to the knowledge of Purchaser, Parent and Mirasol Capital, none of the persons referred to in clause "(i)" above has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Purchaser, Parent or Mirasol Capital and, to the knowledge of Purchaser, Parent and

Mirasol Capital, none of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions among Purchaser, Parent or Mirasol Capital or, to the knowledge of Purchaser, Parent and Mirasol Capital, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions among Purchaser, Parent or Mirasol Capital or, to the knowledge of Purchaser, Parent and Mirasol Capital, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        From June 18, 2019 to July 11, 2019, an affiliate of Stephen T. Winn, Seren Capital, Ltd., a Texas limited partnership ("Seren"), purchased an aggregate of 200,000 Shares. Seren currently holds all of the aforementioned Shares.

9.  Source and Amount of Funds.

        We estimate that we will need approximately $14,500,000 to purchase all of the Shares pursuant to the Offer and to complete the Merger. The Offer is not conditioned upon Parent's or Purchaser's ability to finance the purchase of Shares pursuant to the Offer.

        Parent, through itself or one or more of its affiliates, will provide Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer and, upon the terms and subject to the conditions set forth in the Merger Agreement, to complete the Merger following the consummation of the Offer. Parent expects to obtain the necessary funds from cash on hand. The Offer is not subject to any financing condition, and neither Parent nor Purchaser anticipates the need to obtain any financing for the Offer or the Merger.

10.  Background of the Offer; Past Contacts or Negotiations with the Company.

        The following is a description of contacts between representatives of Mirasol Capital, Parent and the Company that resulted in the execution of the Merger Agreement and the other agreements related to the Offer. For a review of the Company's additional activities, please refer to the Schedule 14D-9 that will be filed by the Company with the SEC and mailed to the Company's shareholders.

        Mirasol Capital was formed as the private equity and venture arm of Stephen T. Winn's family office, with a primary focus on real estate and technology-related investments. Mirasol Capital regularly evaluates business development opportunities, including strategic acquisitions and partnership opportunities.

        In early December 2018, a sales representative of the Company met at Mr. Winn's offices in Texas to make a presentation to Mr. Winn on the Company's dome products.

        In mid-January 2019, Kirk Johnson, Chief Operating Officer and President of the Company met with Mr. Winn and other representatives of Mirasol Capital in Texas to further discuss the Company's products, including a potential dome product.

        On or about March 22, 2019, other representatives of Mirasol Capital visited the Company's Salt Lake City, Utah facility to learn more about the Company's dome and display products.

        In April 2019, representatives of Mirasol Capital contacted Spitz, Inc., a subsidiary of the Company ("Spitz"), to discuss the purchase of a dome product for a location in Dallas, Texas (the "Dome Product"). Spitz advised the representatives of Mirasol Capital that it would be interested in providing the Dome Product, and that the nearest prototype of the dome product was located in China.

        In May 2019, other representatives of Mirasol Capital traveled to China and met with Mr. Johnson and certain other technical and sales representatives of the Company to tour the facility of the Company's contract manufacturer and participate in a demonstration of the dome products.

        On June 10, 2019, the Company provided Mr. Winn, Mr. Jeb Terry, Managing Director of Mirasol Capital, and other representatives of Mirasol Capital with a price quote for the Dome Product, which it proposed to build in its Salt Lake City, Utah facility, and subject to the completion and approval by Mirasol Capital of the Dome Product, could be re-assembled in Dallas, Texas. Following a review of the price quote in mid June 2019, Mr. Winn, Mr. Terry and other representatives of Mirasol Capital discussed with the Company the logistics and timing of building the Dome Product prototype.

        Thereafter, Mirasol Capital began discussing internally various uses and potential applications of the Dome Product that fit into the Mirasol Capital investment strategy. As part of the internal discussion, Mirasol Capital began to consider a potential investment in, or acquisition of, the Company.

        On or about June 18, 2019, Mr. Winn, Mr. Terry and other representatives of Mirasol Capital visited the Company's offices in Salt Lake City, Utah to further evaluate the Company's products. During this visit, Mr. Winn and Mr. Terry expressed to Mr. Johnson an interest in making an investment in the Company in order to provide additional capital to support potential plans for a significant development and deployment of the Company's products.

        On June 25, 2019, Mr. Jonathan Shaw, Chief Executive Officer of the Company, Mr. Paul Dailey, Chief Financial Officer of the Company, and Mr. Johnson participated in a telephone conference call with Mr. Winn, Mr. Terry and other representatives of Mirasol Capital to discuss improving the capitalization of the Company to support development and deployment of the Dome Product, the Company's obligations to the Pension Benefit Guaranty Corporation (the "PBGC") and other matters regarding the Company's financial position.

        On June 27, 2019, Mr. Winn and other representatives of Mirasol Capital met with Mr. Johnson in Salt Lake City, Utah for additional discussions regarding the Company's products.

        On July 11, 2019, Mr. Winn and Mr. Terry met with Mr. Shaw and Mr. Johnson along with additional management personnel of the Company and toured the Company's headquarters and facilities in Salt Lake City, Utah for a further demonstration of the Company's dome products.

        On July 17, 2019, Mirasol Capital engaged Weil, Gotshal & Manges, LLP ("Weil") as M&A counsel to assist them in evaluating a potential investment in, or the acquisition of, the Company.

        On July 25, 2019, Mr. Terry traveled to China with Mr. Johnson to tour the Company's contract manufacturing facility and participate in a demonstration of the Company's products.

        On August 6, 2019, Mr. Terry visited the Company's offices in Chadds Ford, Pennsylvania to tour the Company's facilities.

        On or about August 8, 2019, Mr. Winn participated in a telephonic meeting with Mr. Shaw and Mr. Dailey to continue the discussion about a potential investment in the Company related to the Company's products.

        On August 14, 2019, the Company provided certain historical financial information about the Company to Mirasol Capital.

        On August 16, 2019, Mirasol Capital delivered a non-binding indication of interest to the Company Board (the "August 16 Proposal"), outlining potential investment options ranging from an equity investment by Mirasol Capital in the Company, to Mirasol Capital's acquisition of all of the outstanding Shares.

        On August 28, 2019, the Company Board sent a response letter to Mirasol Capital, formally advising Mirasol Capital in writing that the Company Board was not interested in pursuing an investment by Mirasol Capital in the Company, but would entertain discussions concerning a potential acquisition of the Company. The letter further advised that, if Mirasol Capital submitted alternative terms, the Company Board would engage an investment banking firm and other advisors to evaluate such terms.

        On August 30, 2019, Mirasol Capital sent the Company a revised indication of interest (the "August 30th Proposal"), setting forth Mirasol Capital's proposal to acquire all of the outstanding common stock of the Company for $1.10 in cash per Share.

        On September 4, 2019, the Company Board responded by letter to the August 30th Proposal stating that it had engaged Boenning & Scattergood, Inc. ("Boenning") as its financial advisor to assist in evaluating Mirasol Capital's proposal, and would respond to the August 30th Proposal in due course.

        On September 6, 2019, Mr. Pierce, Chairman of the Company Board, telephoned Mr. Terry to confirm the Company Board's intention to respond to the August 30th Proposal in due course.

        On September 19, 2019, the Company Board responded to Mirasol Capital by letter stating that it believed that the acquisition of the Company by Mirasol Capital would meet a variety of goals and would provide benefits to both parties, but believed that a potential share price ranging from $1.40 to $1.50 in cash should be reviewed by Mirasol Capital and Boenning. The Company Board suggested that a call be arranged between representatives of Mirasol Capital and Boenning to discuss the Company Board's views as to valuation.

        On September 20, 2019, Mr. Terry, Mr. Peyton Bryant, a Director of Mirasol Capital, and representatives of Boenning held a telephonic meeting to discuss Boenning's views as to the valuation of the Company and the potential purchase price to be paid by Mirasol Capital. Later that day, Mr. Terry discussed with Mr. Dailey by telephone certain diligence items regarding the Company, including the PBGC liability.

        On September 27, 2019, Boenning delivered to Mr. Terry a summary of the financial projections prepared by management of the Company and utilized by Boenning in its preliminary views regarding valuation of the Company.

        On October 2, 2019, Mirasol Capital delivered a revised indication of interest to the Company for an acquisition of all outstanding common stock of the Company that increased the offer price to $1.20 in cash per Share. The offer price, however, was conditioned on favorable resolution of the PBGC liability at a certain amount prior to signing of definitive agreements, and required that the Company bear the cost of all Company transaction expenses arising from the transaction, with corresponding reductions to the offer price at signing of definitive agreements to take into account such liability and expenses (the "October 2nd Proposal").

        On October 2, 2019, Mr. Terry and representatives of Boenning held a telephonic meeting in which they discussed the October 2nd Proposal.

        On October 4, 2019, representatives of Boenning contacted Mr. Terry and advised him that the Company Board would respond to a revised proposal from Mirasol Capital at a firm price without reductions, and encouraged Mirasol Capital to submit a revised proposal at a firm price.

        On October 5, 2019, Mirasol Capital sent the Company a revised indication of interest (the "October 5th Proposal") contemplating the acquisition of all outstanding common stock of the Company that lowered the offer price to $1.12 in cash per Share, but removed the adjustments contemplated by the October 2nd Proposal.

        On October 10, 2019, representatives of Boenning spoke with Mr. Terry and advised him that the Company Board would consider a transaction with a valuation of $14,500,000 and that Mr. Peter Kellogg, a significant shareholder of the Company, had expressed support for a transaction at that valuation.

        On October 10, 2019, the Company Board sent a response letter to the October 5th Proposal stating that the Company Board and Mr. Kellogg would be supportive of a transaction between the Company and Mirasol Capital that valued the Company at approximately $14,500,000. The letter further advised that, if Mirasol Capital was willing to move forward on that valuation, the Company was prepared to negotiate exclusively with Mirasol Capital in an effort to reach a definitive agreement on a transaction.

        On October 12, 2019 Mirasol Capital sent the Company Board a final indication of interest to purchase all outstanding common stock of the Company at an offer price of $1.19 in cash per Share, valuing the Company at approximately $14,500,000 (the "Final Proposal"). In addition, the final indication of interest included a due diligence request list and a draft exclusivity agreement providing for exclusive negotiations between Mirasol Capital and the Company.

        On October 14, 2019, the Company Board sent a response letter to Mirasol Capital indicating that the Company Board was prepared to proceed with a transaction at a price of $1.19 per Share. Thereafter, representatives of Weil and Durham Jones & Pinegar, P.C., counsel to the Company ("DJP"), began negotiating the terms of a confidentiality agreement and an exclusivity agreement.

        On October 21, 2019, Mirasol Capital and the Company entered into the confidentiality agreement and the exclusivity agreement (the "Exclusivity Agreement"). The Exclusivity Agreement provided for, among other things, exclusive negotiations through and including January 1, 2020. The exclusivity period was extended on December 18, 2019 to February 28, 2020.

        Thereafter, from October 22, 2019 through February 9, 2020, Mirasol Capital engaged in a due diligence evaluation of the Company, including review of information provided by the Company in the online data room and discussions with the Company's management.

        From November 4 and 5, 2019, Mr. Terry and other representatives of Mirasol Capital, accompanied by Messrs. Shaw and Dailey and representatives of Boenning, toured the Company's facilitates in Chadds Ford, Pennsylvania.

        From November 6 to 7, 2019, Mr. Terry and other representatives of Mirasol Capital, accompanied by Messrs. Shaw, Dailey and Johnson and representatives of Boenning toured the Company's facilitates in Salt Lake City, Utah. While touring the Company's facilities, Mr. Shaw, at the request of Mr. Kellogg, proposed an alternative structure for the potential acquisition of the Company by Mirasol Capital, and asked Mr. Terry to discuss the alternative structure with representatives of Mr. Kellogg.

        On November 18, 2019, Mr. Terry and Mr. Bryant held a conference call with representatives of Mr. Kellogg to discuss the alternative structure.

        On November 23, 2019 Mr. Terry advised Mr. Shaw that Mirasol Capital was unwilling to move forward with the alternative structure proposed by Mr. Kellogg, and Mr. Shaw contacted Mr. Kellogg and advised him of the same.

        On November 24, 2019, Mr. Shaw contacted Messrs. Terry and Bryant and advised that Mr. Kellogg would be supportive if Mirasol Capital proceeded with the proposed structure that was contemplated in the Final Proposal.

        On November 27, 2019, Mirasol Capital entered into a purchase order with the Company, obligating the Company to design and build a prototype of the Dome Product. The terms of the purchase order contemplated that if the Company's management or the Company Board withdrew its support and cooperation without cause to the transactions contemplated by the Exclusivity Agreement, the Company would refund all funds paid by Mirasol Capital under the purchase order.

        On December 2, 2019, Mr. Terry and Mr. Johnson traveled to China to tour the facility of the Company's contract manufacturer.

        On December 12, 2019, Weil delivered an initial draft of the Merger Agreement to DJP. The draft Merger Agreement provided for a two-step transaction, in which a newly-formed affiliate of Mirasol Capital would first commence a tender offer for all of the outstanding Shares, followed by a second step merger. The draft Merger Agreement further contemplated that Messrs. Shaw, Dailey and Johnson would need to remain employed by the Company post-closing, and that certain to-be-identified shareholders of the Company would be expected to enter into tender and support agreements at the time of signing of the Merger Agreement supporting the transaction.

        From December 12, 2019 to February 9, 2019, Weil and DJP negotiated the terms of the Merger Agreement and exchanged various drafts of the Merger Agreement.

        On January 24, 2020, DJP delivered a draft transaction bonus letter to Weil, which contemplated that each of Messrs. Shaw, Dailey and Johnson would be paid a $75,000 transaction bonus (the "Transaction Bonus") contingent on their continued employment with the Company and the consummation of the contemplated transactions. On January 30, 2020, Mirasol Capital responded to the proposal by requiring that, among other things, the payment of the Transaction Bonus would be contingent on: (i) continued employment by each executive with the Company six months following the consummation of the contemplated transactions; and (ii) a waiver by each executive of the "good reason" provision of his employment agreement solely with respect to the transactions contemplated by the Merger Agreement.

        On January 30, 2020, Weil sent an initial draft of the Tender and Support Agreement to DJP.

        On February 3, 2020, DJP informed Weil that Messrs. Shaw, Dailey and Johnson were unwilling to waive the "good reason" provisions of their employment agreements unless amendments to their existing employment agreements were entered into at signing. Thereafter, with the consent of the Company Board, Mr. Terry and Messrs. Shaw, Dailey and Johnson negotiated revisions to the employment agreements for Messrs. Shaw, Dailey and Johnson.

        On February 4, 2020, Mirasol Capital formed Parent and Purchaser to facilitate the acquisition of the Company.

        On February 5, 2020, Mr. Terry visited the Company's facility in Salt Lake City, Utah to view simulated content on the Company's dome systems.

        On February 8, 2020, DJP delivered the form of Tender and Support Agreements to each of the shareholders requested by Mirasol Capital.

        Over the weekend of February 8 and February 9, 2020, Weil and DJP completed the negotiation of the Merger Agreement and the other ancillary documents, including the tender and support agreements to be entered into by certain shareholders of the Company and the amendments to the employment agreements.

        On February 9, 2020, the Company Board held a meeting during which it reviewed and approved the final Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Later that day, the Parent Board approved the final Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        On the evening of February 9, 2020, (i) the Company and each of Messrs. Shaw, Dailey and Johnson executed the transaction bonus agreements and amendments to existing employment agreements, (ii) Parent, Purchaser and certain shareholders of the Company executed the Tender and Support Agreements and (iii) Parent, Purchaser and the Company executed the Merger Agreement.

        On the morning of February 10, 2020, prior to the opening of trading on the financial markets in New York City, Parent, Purchaser and the Company issued a joint press release announcing the execution of the Merger Agreement.

        On February 27, 2020, Parent and Purchaser commenced the Offer.

11.  The Merger Agreement; Other Agreements.

Merger Agreement

  The Merger Agreement

        The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement is only a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any factual information about Parent, Purchaser or the Company. Such information can be found elsewhere in this Offer to Purchase.

        The Merger Agreement has been filed herewith as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and, in the case of certain covenants relating to indemnification of directors and officers, for the benefit of directors and officers of the Company designated as third-party beneficiaries), are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company. The holders of Shares and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates.

  The Offer

  Principal Terms of the Offer

        The Merger Agreement provides that, subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser will accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) promptly after Purchaser is permitted to do so under applicable law or regulations, and will pay the Offer Price in exchange for such Shares accepted for payment. The Merger Agreement provides that the obligation of Purchaser to accept for payment, and pay for, the Shares validly tendered (and not withdrawn) is subject to the satisfaction or (if permitted) waiver of the Offer Conditions.

        The Merger Agreement provides that Purchaser expressly reserves the right, in its sole discretion, to increase the Offer Price, to waive any Offer Condition or make any other changes to the terms and conditions of the Offer, except that, without the prior written consent of the Company, Purchaser may not:

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  waive or amend the Minimum Condition; or

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  make any change to the Offer that:

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  changes the form of consideration to be delivered by Purchaser pursuant to the Offer,

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  decreases the Offer Price or the number of Shares sought to be purchased by Purchaser in the Offer,

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  imposes conditions to the Offer in addition to the Offer Conditions, or

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  extends the Expiration Date other than in the manner permitted or required by the Merger Agreement, which is summarized below under "Extensions of the Offer/Subsequent Offering Period."

  Extensions of the Offer/Subsequent Offering Period

        The Merger Agreement provides that:

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  if, at any scheduled expiration of the Offer, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person) extend the Offer on one or more occasions for an additional period of up to 20 business days per extension, to permit such Offer Condition to be satisfied, except that no such extension of the Offer may be made to a date beyond the Outside Date;

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  Purchaser may, in its discretion (and without the consent of the Company or any other Person) extend the Offer from time to time for any period required by any rule or regulation of the SEC applicable to the Offer, except that no such extension of the Offer may be made to a date beyond the Outside Date; and

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  elect to provide for a "subsequent offering period" (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act.

        Notwithstanding the foregoing and subject to the termination rights of Parent, Purchaser and the Company, if (i) each of the Offer Conditions is satisfied or has been waived as of the scheduled Expiration Date and (ii) the Minimum Condition is not satisfied on such date, then, to the extent requested in writing by the Company prior to 5:00 p.m., Dallas, Texas time, on such date, Purchaser will extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, to permit such Minimum Condition to be satisfied, but in no event will Purchaser be required to extend the Offer to a date later than the Outside Date.

  Schedule 14D-9 and Company Board Recommendation.

        The Merger Agreement provides that the Company will file the Schedule 14D-9 with the SEC contemporaneously with the filing by Purchaser of the Schedule TO. The Merger Agreement provides that the Schedule 14D-9 will include: (i) the Company Board's unanimous recommendation that the shareholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the "Company Board Recommendation"), (ii) the fairness opinion of the Company's financial advisor and (iii) a fair summary of the financial analysis performed by the Company's financial advisor.

  The Merger

  Principal Terms of the Merger

        The Merger Agreement provides that the Merger on a date to be specified by the Company, Parent and Purchaser, which will be no later than the second business day after the satisfaction or waiver of each of the conditions to the Merger (including the condition that Purchaser will have accepted for payment and paid for Shares validly tendered (and not withdrawn) pursuant to the Offer) or at such other date and time as the Company, Parent and Purchaser agree in writing.

        The Merger Agreement provides that, at the closing of the Merger, the Company will file (i) with the Utah Department of Commerce, Division of Corporations and Commercial Code (the "Division") articles of merger (the "Utah Articles of Merger"), and (ii) with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Delaware Certificate of Merger," together with the Utah Articles of Merger, the "Certificates of Merger"). The Merger Agreement provides that the Merger will become effective on such date and at the later of the time in which (a) the Delaware Certificate of Merger is filed and accepted by the Delaware Secretary of State, and (b) the Utah Articles of Merger are filed and accepted by the Division, or at such later time as is agreed to by Parent and the Company and specified in the Certificates of Merger (the "Effective Time"). The Merger Agreement provides that, at the Effective Time, the separate corporate existence of Purchaser will cease, and the Company will continue as the surviving corporation (the "Surviving Corporation").

        The Merger Agreement provides that, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive an amount equal to the Offer Price, in cash without interest thereon and subject to any applicable tax withholding (the "Merger Consideration"), payable to the holder thereof in accordance with the terms and conditions of the Merger Agreement, unless:

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  such Share is held by the Company as treasury stock (including any authorized but unissued Shares) or owned by Parent or Purchaser or any other wholly-owned subsidiary of Parent immediately prior to the Effective Time, in which case such Share will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefore; or

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  such Share is held by any wholly-owned subsidiary of the Company immediately prior to the Effective Time, in which case such Share will remain issued and outstanding and no consideration will be delivered in exchange therefore.

        The Merger Agreement provides that, Shares held by a holder who has made a proper demand for appraisal of such Shares in accordance with Part 13 of the URBCA and who has otherwise complied with all applicable provisions of Part 13 of the URBCA (any such shares being referred to as "Dissenting Shares" until such time as such holder loses such holder's dissenter's rights under Part 13 of the URBCA with respect to such shares) will not be converted into or represent the right to receive the Merger Consideration in accordance with the Merger Agreement, but will be entitled only to such rights as are granted by the URBCA to a holder of Dissenting Shares. If any Dissenting Shares will lose their status as such, then such shares will be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive the Merger Consideration in accordance with the Merger Agreement, without interest thereon, upon surrender of a Certificate or Uncertificated Share representing such shares in accordance with the Merger Agreement.

  Treatment of Company Compensatory Awards in the Merger.

        The Merger Agreement provides that, at the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, the vested portion (including any portion that pursuant to the applicable equity incentive plan or its terms becomes vested solely as a result of the transactions contemplated by the Merger Agreement) of each Company Compensatory Award that is outstanding immediately prior to the Effective Time (each such vested portion of a Company Compensatory Award, a "Cashed Out Compensatory Award") will, immediately prior to the Effective Time, be cancelled and extinguished and, in exchange therefor, each former holder of any such Cashed Out Compensatory Award will have the right to receive an amount in cash equal to the product of (i) the aggregate number of Shares subject to such Cashed Out Compensatory Award immediately prior to the Effective Time and (ii) the Merger Consideration less any per share exercise or purchase price of such Cashed Out Compensatory Award immediately prior to such cancellation (such amounts payable hereunder being referred to as the "Compensatory Award Payments"). However, the right of a former holder of a Cashed Out Compensatory Award to receive their respective Compensatory Award Payment is subject to such holder's execution of a Compensatory Award Termination Agreement. From and after the Effective Time, any such Cashed Out Compensatory Award will no longer be exercisable by the former holder thereof or settleable in Shares, but will entitle such holder only to the payment of the Compensatory Award Payment. However, any Cashed Out Compensatory Award that has an exercise price or purchase price equal to or greater than the Merger Consideration will be cancelled without any payment. The Compensatory Award Payments will be paid as soon as reasonably practicable following the Effective Time but not more than 30 days, without interest.

        The Merger Agreement provides that, the unvested portion of each Company Compensatory Award that is outstanding immediately prior to the Effective Time (each such unvested portion of a Company Compensatory Award, a "Terminated Compensatory Award") will, immediately prior to the Effective Time, be cancelled and extinguished for no consideration. From and after the Effective Time, any such Terminated Compensatory Award will no longer be exercisable by the former holder thereof or settleable in shares.

        The Merger Agreement provides that, following the Effective Time, no holder of a Company Compensatory Award or any participant in any equity incentive plan or employee benefit arrangement of the Company or any of its subsidiaries or any individual party to an employment agreement with the Company or any of its subsidiaries will have any right hereunder or otherwise to acquire any equity interest (including any "phantom" stock or stock appreciation rights) in the Company, any of its subsidiaries or the Surviving Corporation.

  Top-Up Option

        Pursuant to the Merger Agreement, the Company granted to Parent and Purchaser an assignable and irrevocable option (the "Top-Up Option") to purchase from the Company the number of newly-issued, fully-paid and non-assessable Shares equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent or Purchaser at the time of exercise of the Top-Up Option, constitutes 90% of the number of Shares that would be outstanding on a fully-diluted basis immediately after the issuance of all Shares subject to the Top-Up Option or (ii) the aggregate number of Shares that the Company is authorized to issue under its charter but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option. The Top-Up Option may be exercised by Parent or Purchaser, in whole or in part, at any time at or after the Acceptance Time. The aggregate purchase price payable for the Shares purchased by Parent or Purchaser pursuant to the Top-Up Option will be determined by multiplying the number of such shares by the Offer Price. Such purchase price may be paid by Parent or Purchaser, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option, or any combination of the foregoing. Any such promissory note issued in connection with the Top-Up Option will bear interest at the rate of 3% per annum, will mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. Parent, Purchaser and the Company acknowledge and agree that, in any appraisal proceeding related to the Merger Agreement, the fair value of the Shares subject to the appraisal proceeding will be determined in accordance with the URBCA without regard to the exercise by Parent or Purchaser of the Top-Up Option, any Shares issued upon exercise of the Top-Up Option or the promissory note.

        If the Top-Up Option is exercised by Parent or Purchaser and results in Purchaser owning 90% or more of the outstanding Shares, Purchaser will be able to effect, subject to the terms and conditions of the Merger Agreement, a short-form merger under the URBCA.

  Short Form Merger

        If, after the Acceptance Time and any exercise of the Top-Up Option, Purchaser owns at least 90% of the then-outstanding Shares, the Company has agreed to execute and deliver the documents and instruments and take such other actions as Parent or Purchaser may reasonably request in order to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 16-10a-1104 of the URBCA, and otherwise as provided in the Merger Agreement.

  Adjustments to the Offer Price and Merger Consideration

        The Merger Agreement provides that if, prior to the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event will occur during such period, then the Offer Price will be appropriately adjusted.

  Changes of Directors and Officers in Connection with the Offer and the Merger.

        The Merger Agreement provides that, effective upon the Acceptance Time and from time to time thereafter, Parent will be entitled to designate to serve on the Company Board a number of directors rounded up to the next whole number, calculated by multiplying (i) the total number of directors on the Company Board (giving effect to any increase in the size of the Company Board contemplated by the Merger Agreement) by (ii) a fraction, the numerator of which is equal to the aggregate number of Shares then beneficially owned by Parent or Purchaser (including all shares accepted for payment in the Offer) and the denominator of which is equal to the total number of Shares then issued and outstanding (provided that in no event will Parent's director designees constitute less than a majority of the entire Company Board). The Company has agreed, pursuant to the Merger Agreement, to take all action necessary to cause Parent's designees to be elected to the Company Board, including by seeking resignations from individuals currently serving on the Company Board and, if such resignations are not obtained, to increase the size of the Company Board. The Company has also agreed to take such actions for the committees of the Company Board and for the boards of directors, or equivalent, of the subsidiaries of the Company.

        The Merger Agreement also provides that, unless otherwise designated by Parent, from and after the Effective Time, the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

  Representations and Warranties

        In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser, including representations relating to, among other things: subsidiaries and due organization; articles of incorporation and bylaws; capitalization; SEC filings and financial statements;

absence of changes; title to assets; loans, accounts receivable, customers and inventories; real property; intellectual property; material contracts; sale of products and performance of services; the Company not having certain undisclosed liabilities; compliance with applicable laws and regulations; compliance with the U.S. Foreign Corrupt Practices Act and other applicable anti-corruption laws; governmental authorizations; tax matters; employee and labor matters and employee benefit plans; environmental matters; insurance; transactions with affiliates; legal proceedings; corporate authority; anti-takeover laws; the absence of discussions for competing offers; the intent of certain Company shareholders to tender their Shares into the Offer; non-contravention; receipt of the Company's fairness opinion; finders' fees; and information supplied by the Company for inclusion in the public filings related to the transactions contemplated by the Merger Agreement.

        In the Merger Agreement, Parent has made customary representations and warranties to the Company, including representations relating to, among other things: valid existence; corporate authorization; non-contravention; governmental authorization; capitalization and operation of Purchaser; litigation; capitalization; available funds; absence of a financial advisor; information supplied by Parent for inclusion in the Schedule TO and related documents; and Parent and Purchaser not being "interested shareholders" immediately prior to the time the Company Board approved the Merger Agreement.

  Material Adverse Effect

        Certain of the representations and warranties contained in the Merger Agreement and certain of the Offer Conditions contained in the Merger Agreement and this Offer to Purchase refer to the concept of a "Company Material Adverse Effect."

        The Merger Agreement defines a "Company Material Adverse Effect" as any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, is or would reasonably be expected to have a material adverse effect on: (i) the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole; or (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement. However, in the case of the preceding clause "(i)," a change occurring after the date of the Merger Agreement will not constitute a Company Material Adverse Effect (and will not be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur) if the Company demonstrates that such change results from:

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  adverse economic conditions in the United States or in other locations in which the Acquired Entities have material operations that do not disproportionately affect the Company and its subsidiaries relative to the other participants in the industry in which the Company and its subsidiaries operate;

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  adverse economic conditions that generally affect the industry in which the Company and its subsidiaries operate and that do not disproportionately affect the Company and its subsidiaries relative to the other participants in such industry;

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  changes in the stock price or trading volume of the Shares (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether there has been a Company Material Adverse Effect); or

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  the failure of the Company to meet securities analysts' published projections of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been a Company Material Adverse Effect).

  Covenants

  Operating Covenants

        The Merger Agreement provides that, except as contemplated by the Merger Agreement, with the prior written consent of Parent or as required by applicable laws or regulations, during the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, each of the Company and its subsidiaries will:

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  conduct its business only in the ordinary and usual course of operations of the business of the Company and its subsidiaries through the date of the Merger Agreement consistent with past practice (the "Ordinary Course of Business");

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  use commercially reasonable efforts, consistent with past practices, to (i) preserve substantially intact its present business operations and organization, (ii) retain the services of its present employees and (iii) preserve the goodwill of its present relationship with Persons having material business dealings with any of the Company and its subsidiaries;

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  use commercially reasonable efforts, consistent with past practices, to maintain (i) all material assets and properties of the Company and its subsidiaries in their current condition, ordinary wear and tear, casualty and condemnation excepted, and (ii) insurance upon all of the properties and assets of the Company and its subsidiaries in such amounts and of such kinds comparable to that in effect on the date of the Merger Agreement; and

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  maintain the books, accounts and records of the Company and its subsidiaries in the Ordinary Course of Business.

        The Merger Agreement also provides that, except as set forth on the Disclosure Schedule to the Merger Agreement (the "Disclosure Schedule"), as contemplated by the Merger Agreement, with the prior written consent of Parent or as required by applicable laws or regulations, during the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, neither the Company nor its subsidiaries will:

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  declare, set aside, make or pay any dividend or other distribution in respect of the Shares (other than dividends to the Company from its subsidiaries) or repurchase, redeem or otherwise acquire any outstanding Shares or other securities of, or other ownership interests in, the Company, except for repurchases of the Shares pursuant to Company repurchase rights arising upon termination of service of any employee, director or consultant of the Company;

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  transfer, issue, grant, deliver or sell any of the Shares or the Company's preferred stock or other convertible securities, other than the issuance of the Shares pursuant to the exercise of outstanding Company Options;

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  effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

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  amend or waive any of the articles of incorporation or bylaws of the Company or the certificates of incorporation, bylaws or comparable organizational documents of each of the subsidiaries;

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  take various actions related to the hiring, termination, or modification of the terms of employment or engagement (including compensation) of employees, consultants, contractors or directors;

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  issue, incur, assume or guarantee any indebtedness (other than letters of credit entered into by the Company to satisfy obligations to existing customers in the Ordinary Course of Business, which do not exceed $250,000 individually and $500,000 in the aggregate);

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  fail to promptly pay and discharge indebtedness except where disputed in good faith by appropriate proceedings;

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  acquire any material properties or assets, sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company or any of its subsidiaries or encumber any of the material properties or assets of the Company or any of its subsidiaries;

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  engage in any new business, invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person or introduce any material change with respect to the operation of the Company or any of its subsidiaries;

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  (i) cancel any debt or waive or release any material right of the Company or any of its subsidiaries, (ii) accelerate or delay collection of account receivable in advance of or beyond their regular due dates or (iii) delay or accelerate payment of any account payable in advance of or beyond its due date;

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  enter into commitments for capital expenditures of the Company or any of its subsidiaries in excess of $350,000 in the aggregate;

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  enter into any labor or collective bargaining or similar agreement, or make any commitment or incur any liability to any labor organization, except when required by applicable laws, regulations or orders;

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  make a material change in its financial or tax accounting principles, methods, policies or practices;

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  take various actions relating to taxes;

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  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation or other reorganization;

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  enter into any material contract, or terminate, restate or amend, or waive any rights under, any material contract or material governmental authorization;

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  commence any litigation or similar dispute, except with respect to matters arising under or in connection with the Merger Agreement or the transactions contemplated hereby;

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  release, assign, compromise, settle or agree to settle any litigation or similar dispute material to the Company or any of its subsidiaries or any of their respective properties or assets;

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  sell, lease, license, pledge, transfer, abandon subject to any lien or otherwise dispose of any intellectual property, other than non-exclusive licenses granted to third parties in the Ordinary Course of Business;

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  fail to pay any annuity or any filing or other fee, diligently prosecute, maintain or file any document or response in connection with registered intellectual property when due;

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  enter into any material contract for the creation or development by a third party of any intellectual property, products or services for the Company;

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  incorporate, embed, combine, link to or distribute any open source code into or with any intellectual property of the Company;

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  amend, modify or waive any of the Company's existing takeover defenses; or

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  agree, in writing or otherwise, to take any of the foregoing actions, or take any action which would in any material respect impede or delay the ability of the parties to consummate the transactions contemplated by the Merger Agreement.

  No Solicitation

        The Merger Agreement provides that the Company will not (and will not resolve or propose to) directly or indirectly, and will ensure that its subsidiaries and all of the officers, directors, employees, agents, attorneys, accountants, consultants, agents advisors and representatives (collectively, the "Representatives") of the Company and its subsidiaries do not (and do not resolve or propose to), directly or indirectly (other than with respect to Parent and Purchaser), (i) solicit, initiate, encourage, assist, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (as defined below) (including by approving any transaction, or approving any Person (other than Parent and its affiliates) becoming an "interested shareholder," for purposes of Section 16-10a-1902 of the URBCA) or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish or otherwise provide access to any information regarding the Company or any of its subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry or (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry.

        The Merger Agreement provides that, notwithstanding the provisions of the Merger Agreement which are summarized in the preceding paragraph, prior to the Acceptance Time, such provisions will not prohibit the Company from furnishing non-public information regarding the Company and its subsidiaries to, or entering into discussions or negotiations with, any Person in response to (and in connection with) an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (i) neither the Company nor any of its subsidiaries and no Representative of the Company and its subsidiaries will have breached or taken any action inconsistent with the Merger Agreement or failed to enforce any "standstill" or similar agreement or provision under which the Company or any of its subsidiaries has any rights, (ii) the Company Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company's outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer (as defined below), (iii) the Company Board reasonably determines in good faith, after having taken into account the advice of the Company's outside legal counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company's shareholders under applicable Utah law and regulations and (iv) at least two business days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company (a) gives Parent written notice of the identity of such Person and of the Company's intention to furnish non-public information to, or enter into discussions or negotiations with, such Person and (b) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company and its subsidiaries and customary "standstill" provisions and prior to or concurrently with furnishing any such non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).

        The Merger Agreement provides that if the Company or any of its subsidiaries or any of their respective Representatives receives an Acquisition Proposal or Acquisition Inquiry or any request for non-public information at any time prior to the Acceptance Time, then the Company will promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal, Acquisition Inquiry or request) advise Parent orally and in writing of such Acquisition Proposal, Acquisition Inquiry or request (including the identity of the Person making or submitting such Acquisition Proposal, Acquisition Inquiry or request, the material terms and conditions thereof, and, if available, any written documentation received by such Acquired Entity setting forth such terms and conditions). The Company will keep Parent fully informed with respect to the status of any such Acquisition Proposal, Acquisition Inquiry or request and any modification or proposed modification thereto and will promptly

(and in no event later than 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to the Merger Agreement.

        The Merger Agreement provides that, as of the date of the Merger Agreement, the Company will, and will ensure that each of its subsidiaries and all of their Representatives, immediately cease and cause to be terminated any existing solicitation, encouragement, discussions or negotiations with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

        The Merger Agreement provides that the Company (i) agreed that it will not, and will ensure that each of its subsidiaries will not, release or permit the release of any Person from, or amend or waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, "standstill" or similar agreement or provision to which the Company or any of its subsidiaries is or becomes a party or under which the Company or any of its subsidiaries has or acquires any rights (including the "standstill" provision contained in any confidentiality agreement entered into by the Company pursuant to the Merger Agreement), except where the Company Board reasonably determines that the failure to do so would be inconsistent with its fiduciary duties (except that the Company will provide prior written notice to Parent in advance of such release, amendment or waiver), and (ii) subject to the foregoing, will use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly (a) request each Person that has executed a confidentiality agreement or similar agreement in connection with its consideration of a possible Acquisition Proposal or investment in the Company or any of its subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Entities and (b) prohibit any third party from having access to any physical or electronic data rooms relating to a possible Acquisition Proposal.

        As used in the Merger Agreement, "Acquisition Inquiry" means any inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its affiliates) that would reasonably be expected to lead to an Acquisition Proposal.

        As used in the Merger Agreement, "Acquisition Proposal" means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent or any of its affiliates) contemplating or otherwise relating to any transaction or series of transactions (other than the transactions contemplated by the Merger Agreement) involving (such transaction or series of transactions, an "Acquisition Transaction"):

  •
  any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (i) in which the Company or any of its subsidiaries is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of the Company or any of its subsidiaries or the surviving entity in a merger or the resulting direct or indirect parent of the Company or such subsidiary or surviving entity or (iii) in which the Company or any of its subsidiaries issues securities representing 15% or more of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

  •
  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of the Company or any of its subsidiaries; or

  •
  any liquidation or dissolution of the Company or any of its subsidiaries.

        As defined in the Merger Agreement, "Superior Offer" means an unsolicited, bona fide written Acquisition Proposal that, if consummated, would result in a Person or "group" (as defined in the Exchange Act and the rules thereunder) owning, directly or indirectly: (i) 50% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 50% or more of such class) of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity; or (ii) 50% or more of the assets of the Company and its subsidiaries, taken as a whole, which the Company Board reasonably determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the Company's outside legal counsel, is (a) more favorable to the Company's shareholders from a financial point of view than the terms of the Offer or the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making the proposal (including any changes to the terms of the Merger Agreement proposed by Parent to the Company in response to such proposal or otherwise, and any fees payable by the Company hereunder) and (b) is reasonably likely to be consummated on the terms proposed.

  Change of Recommendation

        The Merger Agreement provides that, except as provided below, neither the Company Board nor any committee thereof will (i) withdraw or modify in a manner adverse to Parent or Purchaser, permit the withdrawal or modification in a manner adverse to Parent or Purchaser, or publicly propose to withdraw or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation (including if the Company Board Recommendation is no longer be unanimous) or resolve, agree or propose to take any of the actions contemplated by this clause "(i)" (any action described in this clause "(i)" being referred to as an "Adverse Recommendation Change") or (ii) approve, endorse, accept or recommend, or publicly propose to approve, endorse, accept or recommend, any Acquisition Proposal, or cause or permit the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or contract constituting or relating to, or that is intended to, contemplates or is reasonably likely to result in, an Acquisition Transaction, other than a confidentiality agreement referred to in the Merger Agreement, or resolve, agree or propose to take any of the actions contemplated by this clause "(ii)."

        The Merger Agreement provides that, notwithstanding the provisions of the Merger Agreement which are summarized in the preceding paragraph, the Company Board may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change if:

  •
  an unsolicited, bona fide, written Acquisition Proposal that did not otherwise result directly or indirectly from a breach of the provisions of the Company's non-solicitation obligations is made to the Company and is not withdrawn;

  •
  the Company Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company's outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer;

  •
  the Company Board reasonably determines in good faith, after having taken into account the advice of the Company's outside legal counsel, that, in light of such Superior Offer, an Adverse Recommendation Change or taking action pursuant to the termination provisions of the Merger Agreement is required in order for the Company Board to comply with its fiduciary obligations to the Company's shareholders under applicable Utah law and regulations;

  •
  prior to effecting such Adverse Recommendation Change or taking action pursuant to the termination provisions of the Merger Agreement, the Company Board will have given Parent at least five business days' prior written notice (i) that it has received a Superior Offer that did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions of the Company's non-solicitation obligations or any "standstill" or similar agreement or provision under which the Company or any of its subsidiaries has any rights, (ii) that it intends to make an Adverse Recommendation Change or take action pursuant to the termination provisions of the Merger Agreement and (iii) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto) (it being understood and agreed that any change to the consideration payable in connection with such Superior Offer or any other material modification thereto will require a new five business days' advance written notice by the Company);

  •
  continuously during any such five business day notice period(s), the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend the Merger Agreement in such a manner that no Adverse Recommendation Change is legally required as a result of such Superior Offer; and

  •
  at the time of any Adverse Recommendation Change, the Company Board reasonably determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company's outside legal counsel, that the failure to make an Adverse Recommendation Change would still constitute a breach of the fiduciary obligations of the Company Board to the Company's shareholders under applicable Utah laws and regulations in light of such Superior Offer (taking into account any changes to the terms of the Merger Agreement proposed by Parent as a result of the negotiations required by described above or otherwise).

        The Merger Agreement provides that, notwithstanding the provisions of the Merger Agreement which are summarized above, the Company Board may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change, if:

  •
  there will occur or arise after the date of the Merger Agreement a material event, material development or material change in circumstances that relates to the Company and its subsidiaries but does not relate to any Acquisition Proposal that was not known to the Company or any of its subsidiaries on the date of the Merger Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Company and its subsidiaries as of the date of the Merger Agreement), which event, development or change in circumstance, or any material consequences thereof, becomes known to the Company and its subsidiaries prior to the Acceptance Time (any such material event, material development or material change in circumstances unrelated to an Acquisition Proposal being referred to as an "Intervening Event");

  •
  neither the Company nor any of its subsidiaries, and none of their respective Representatives, knew, as of the date of the Merger Agreement, that there was a reasonable possibility that such Intervening Event could occur or arise after the date of the Merger Agreement;

  •
  the Company provides Parent, at least five business days prior to any meeting of the Company Board at which such board of directors will consider and determine whether such Intervening Event may require the Company to make an Adverse Recommendation Change pursuant to the definition of Adverse Recommendation Change, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such purported Intervening Event;

  •
  the Company Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company's outside legal counsel, that, in light of such Intervening Event, an Adverse Recommendation Change pursuant to the definition of Adverse Recommendation Change is required in order for the Company Board to comply with its fiduciary obligations to the Company's shareholders under applicable Utah laws and regulations;

  •
  no Adverse Recommendation Change pursuant to the definition of Adverse Recommendation Change has been made for five business days after receipt by Parent of a written notice from the Company confirming that the Company Board has determined that the failure to make such an Adverse Recommendation Change in light of such Intervening Event would constitute a breach of its fiduciary obligations to the Company's shareholders under applicable Legal Requirements;

  •
  continuously during such five business day notice period contemplated by the foregoing provision, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend the Merger Agreement in such a manner that no such Adverse Recommendation Change is legally required as a result of such Intervening Event; and

  •
  at the time of any Adverse Recommendation Change, the Company Board reasonably determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company's outside legal counsel, that the failure to make an Adverse Recommendation Change would still constitute a breach of the fiduciary obligations of the Company Board to the Company's shareholders under applicable Utah laws and regulations in light of such Intervening Event (taking into account any changes to the terms of the Merger Agreement proposed by Parent as a result of the negotiations required by the foregoing provision or otherwise).

        The Merger Agreement provides that nothing contained in Section 5.3 (the provisions of which are summarized above under "No Solicitation and Superior Proposal Provisions" and "Change in Recommendation") or elsewhere in the Merger Agreement will prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided that the foregoing will not be deemed to permit the Company Board to make an Adverse Recommendation Change except to the extent permitted by the Merger Agreement.

  Access to Information

        The Merger Agreement provides that, prior to the Closing, Parent and Purchaser will be entitled, at Parent's expense, through its officers, employees and Representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses, operations and personnel of the Company and its subsidiaries and such examination of the books, records and financial condition of the Company and its subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination will be conducted upon prior notice during regular business hours and under reasonable circumstances and in a manner that does not interfere with the normal business operations of the Company and its subsidiaries, and each of the Company and its subsidiaries will, and will cause their respective officers, employees, consultants, agents, accountants, attorneys and other Representatives to, cooperate therewith.

  Shareholder Approval; Proxy Statement

        The Merger Agreement provides that if the vote of the holders of a majority of the Shares outstanding on the record date for the Company shareholders meeting (the "Required Company Shareholder Vote"), is required by the URBCA in order to consummate the Merger, then:

  •
  as promptly as reasonably practicable after the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, the Company will file with the SEC the proxy statement of the Company to be sent to the Company's shareholders in connection with the Company Shareholders Meeting (the "Proxy Statement") to be sent to the shareholders of the Company relating to the Company Shareholders Meeting (as defined below);

  •
  the Company will use its reasonable best efforts to cause the SEC to clear the Proxy Statement as promptly as practicable after such filing (including by responding to comments of the SEC);

  •
  as promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company shareholders and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent with a reasonable opportunity to review and comment on the Proxy Statement;

  •
  the Company will notify Parent promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by the Merger Agreement; and

  •
  as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC, at Parent's election, either (i) the Company will duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of seeking the Required Company Shareholder Vote or (ii) Parent will execute and deliver a written consent providing the Required Company Shareholder Vote.

        If the Required Company Shareholder Vote is required under the URBCA in order to consummate the Merger, other than pursuant to Section 16-10a-1104 of the URBCA, nothing contained in the Merger Agreement will be deemed to relieve the Company of its obligation to submit the Merger to its shareholders for a vote on the approval thereof. The Company agreed that, unless the Merger Agreement will have been terminated, its obligations to hold the Company Shareholders Meeting will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Offer or by any Adverse Recommendation Change.

        If the adoption of the Merger Agreement by the Company's shareholders is required by the URBCA in order to consummate the Merger, Parent agreed to cause all Shares owned by Parent, Purchaser or any other subsidiary of Parent to be voted in favor of the adoption of the Merger Agreement.

  Regulatory Efforts

        The Merger Agreement provides that each of Purchaser, Parent and the Company will use reasonable best efforts to file, as soon as reasonably practicable after the date of the Merger Agreement, all notices, reports and other documents required to be filed by such party with any governmental body with respect to the Offer, the Merger, the other transactions contemplated thereby, and to submit promptly any additional information requested by any such governmental body. The Company and Parent will respond, as promptly as reasonably practicable, to any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other governmental body in connection with antitrust or related matters.

        The Merger Agreement provides that Parent and the Company each will promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) the Merger Agreement. Except where prohibited by applicable laws and regulations or any governmental body, each of Parent and the Company will (i) consult with the other prior to taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any governmental body by or on behalf of any party hereto in connection with any litigation or similar dispute related solely to the Merger Agreement or the transactions contemplated thereby (including any such litigation or similar dispute relating to any antitrust, competition or fair trade laws or regulations), (iii) coordinate with the other in preparing and exchanging such information and (iv) promptly provide the other (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any governmental body related solely to the Merger Agreement or the transactions contemplated thereby. Purchaser, Parent and the Company may each, as it deems advisable, designate any competitively sensitive materials provided to the other under the Merger Agreement as "outside counsel only" or "outside antitrust counsel only." Such materials and the information contained therein will be given only to outside counsel, or outside antitrust counsel, as applicable, and will not be disclosed to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

        The Merger Agreement provides that each of Parent and the Company will notify the other promptly upon the receipt of (i) any communication from any official of any governmental body in connection with any filing made pursuant to the Merger Agreement, (ii) knowledge of the commencement or threat of commencement of any litigation or similar dispute by or before any governmental body with respect to the transactions contemplated by the Merger Agreement (and will keep the other party informed as to the status of any such litigation or similar dispute or threat) and (iii) any request by any official of any governmental body for any amendment or supplement to any filing made pursuant to the Merger Agreement or any information required to comply with any laws or regulations applicable to the transactions contemplated by the Merger Agreement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to the Merger Agreement, Parent or the Company, as the case may be, will (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable governmental body such amendment or supplement.

        The Merger Agreement provides that, subject to the provision summarized below, Parent and the Company will use reasonable best efforts to consummate the Offer and the Merger and make effective the other transactions contemplated by the Merger Agreement. Without limiting the generality of the foregoing and subject to provision summarized below, each party to the Merger Agreement (i) will make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) will use reasonable best efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable laws and regulations or contract, or otherwise) by such party in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and (iii) will use reasonable best efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger.

        The Merger Agreement provides that, at the request of Parent, the Company will divest, sell, dispose of, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Company and its subsidiaries, provided that any such action is conditioned upon the consummation of the Offer or the Merger. Notwithstanding anything to the contrary contained in the Merger Agreement, neither Parent nor Purchaser will have any obligation under the Merger Agreement (i) to divest or agree to divest (or cause any of the Company or its subsidiaries to divest or agree to divest) any of its or the Company's respective businesses, product lines or assets, or to take or agree to take (or cause any of the Company or its subsidiaries to take or agree to take) any other action or agree (or cause any of the Company or its subsidiaries to agree) to any limitation or restriction on any of its or the Company's respective businesses, product lines, assets or activities or (ii) to contest any litigation or similar dispute relating to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement.

  Employee Benefits

        Pursuant to the Merger Agreement, Parent agreed that, for a period of 12 months following the Effective Time, each Continuing Employee (as defined below) (to the extent they remain employed) will receive annual base salary or base wages, target cash incentive opportunities and employee benefits (excluding equity and equity-based benefits) that, in the aggregate, are substantially comparable to the annual base salary or base wages, target cash incentive opportunities and employee benefits (excluding equity or equity-based benefits) provided to such Continuing Employee immediately prior to the Effective Time. In addition, each Continuing Employee will, as of the Effective Time, receive full credit for service with the Company or any of its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and vacation entitlement under the employee benefit plans, programs and policies of Parent or the Surviving Corporation in which such Continuing Employee becomes a participant (excluding, for the avoidance of doubt, with respect to any equity awards or incentives granted after the Effective Time) to the same extent such service was recognized by the Company or any of its subsidiaries immediately prior to the Effective Time under the analogous employee benefit plan; provided that Continuing Employees will not receive a duplication of any benefits for the same period of service.

        The Merger Agreement provides that, with respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent will use its commercially reasonable efforts to ensure that its third party insurance carriers and self-insured plans, (i) for the calendar year in which the Effective Time occurs, cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the analogous health or welfare benefit plan of the Company or its applicable subsidiary immediately prior to the Effective Time, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any analogous employee benefit plan for the plan year that includes the Effective Time for purposes of applying reimbursement amounts or limits, deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs. Parent's foregoing obligations are subject to its receipt of all necessary information, from either the Company and its subsidiaries or such Continuing Employee, related to such amounts paid by such Continuing Employee.

        The Merger Agreement provides that, if requested in writing at least five business days prior to the Effective Time by Parent, effective immediately prior to the Effective Time, the Company and its subsidiaries will terminate any and all employee benefit plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code ("Company DC Plans"), and effective immediately prior to the Effective Time, no Continuing Employee or other Person will have any right thereafter to contribute any amounts to any Company DC Plan based upon compensation earned after the Effective Time. The Company will provide Parent with evidence that each such Company DC Plan has been terminated effective immediately prior to the Effective Time pursuant to resolutions duly adopted by the board of directors of the Company and each of its subsidiaries, as applicable.

        As used in the Merger Agreement, "Continuing Employee" means each employee of the Company and its subsidiaries who is employed immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any subsidiary or affiliate of the Surviving Corporation after the Effective Time.

  Indemnification of Officers and Directors

        The Merger Agreement provides that, for six years after the Effective Time and as limited by applicable law, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its subsidiaries to, fulfill and honor, in all respects, all rights to indemnification by the Company existing in favor of those Persons who were prior to, or who are as of, the Effective Time, directors or officers of the Company (the "D&O Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, pursuant to the articles of incorporation and bylaws of the Company.

        The Merger Agreement also provides that, for six years after the Effective Time and subject to certain limitations on premiums, Parent will, or will cause the Surviving Corporation to, maintain officers' and directors' liability insurance with respect to their acts or omissions occurring prior to the Effective Time covering the D&O Indemnified Persons on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof.

  Public Announcements

        The Merger Agreement provides that Parent and the Company will consult with each other before issuing any press release or other public statement with respect to the Merger Agreement or the transactions contemplated thereby, subject to certain customary exceptions.

  Shareholder Litigation

        The Merger Agreement provides that the Company will give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Merger Agreement or the transactions contemplated thereby ("Shareholder Litigation"), and no such settlement will be agreed to without Parent's prior written consent (which consent may be granted or withheld in Parent's sole discretion, but will not be unreasonably delayed). At the Company's request, Parent will use its commercially reasonable efforts to provide assistance to the Company in the defense of any Shareholder Litigation. Subject to the condition to closing regarding the absence of any litigation enjoining or otherwise restraining the Merger, the pendency of any Shareholder Litigation will not relieve Parent or Purchaser of any of their respective obligations set forth in the Merger Agreement.

  Section 16 Matters

        The Merger Agreement provides that, prior to the Effective Time, the Company will take such steps as may be reasonably requested by any party to the Merger Agreement to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by the Merger Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

  Conditions to the Merger

        The Merger Agreement provides that the obligations of the parties to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) if required by applicable law in order to consummate the Merger, the Merger Agreement will have been duly approved by the Required Company Shareholder Vote; (ii) no law, regulation, temporary restraining order enacted, promulgated, issued, entered, amended or enforced by any governmental body will be in effect (whether temporary, preliminary or permanent) enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the Merger illegal, provided that the party seeking to invoke this provision will have taken all required actions to have such law, regulation, temporary restraining order lifted; and (iii) Purchaser will have accepted for payment and paid for Shares validly tendered (and not withdrawn) pursuant to the Offer.

  Termination of the Merger Agreement

  Rights to Terminate the Merger Agreement

        The Merger Agreement provides that the Merger Agreement may be terminated and the Offer and the Merger may be abandoned:

  •
  by mutual written agreement of the Company and Parent at any time prior to the Effective Time (notwithstanding receipt of the Required Company Shareholder Vote);

  •
  by either Parent or the Company at any time prior to the Effective Time (notwithstanding receipt of the Required Company Shareholder Vote) if a court or other governmental body will have issued a final and non-appealable order or will have taken any other action, having the effect of (i) permanently restraining, enjoining or otherwise prohibiting (a) the acquisition or acceptance for payment of, or payment for, the Shares pursuant to the Offer or (b) the Merger or (ii) making the acquisition of or payment for the Shares pursuant to the Offer, or the consummation of the Merger, illegal; provided that a party seeking to terminate the Merger Agreement under this provisions may not do so if the issuance of such order or the taking of such action is caused by or resulted from the failure of such party to perform its obligations under the Merger Agreement required to be performed by such party at or prior to the Effective Time;

  •
  by either Parent or the Company at any time prior to the Acceptance Time if the Offer has expired or has been terminated in accordance with the terms of the Merger Agreement without Purchaser having accepted the Shares for payment pursuant to the Offer (the termination provision of the Merger Agreement summarized in this bullet point, the "Offer Expiration Termination Provision"); provided that (i) a party will not be permitted to terminate under this provision if (a) the failure of Purchaser to accept the Shares is caused by or resulted from the failure of an Offer Condition to be satisfied and (b) the failure of such Offer Condition to be satisfied is caused by or resulted from a failure, on the part of the party seeking to terminate, to perform its obligations under the Merger Agreement required to be performed by such party at or prior to the Acceptance Time and (ii) the Company may not terminate the Merger Agreement under this provisions unless the Company has made any required termination fee payment;

  •
  by either Parent or the Company if the Acceptance Time has not occurred on or prior to June 30, 2020 (the "Outside Date" and, the termination provision of the Merger Agreement summarized in this bullet point, the "Outside Date Termination Provision"); provided that (i) a party may not terminate under this provision if (a) the failure of the Acceptance Time to occur on or prior to the Outside Date is attributable to the failure of an Offer Condition to be satisfied and (b) the failure of such Offer Condition to be satisfied is attributable to a failure on the part of such party to perform its obligations under the Merger Agreement required to be performed by such party at or prior to the Acceptance Time and (ii) the Company may not terminate under this provision unless the Company has made any required termination fee payment;

  •
  by Parent at any time prior to the Acceptance Time if a Triggering Event (as summarized below) will have occurred (the termination provision of the Merger Agreement summarized in this bullet point, the "Triggering Event Termination Provision");

  •
  by Parent at any time prior to the Acceptance Time if (the "Company Failure Termination Provision"):

  •
  any of the Company's representations or warranties contained in the Merger Agreement are inaccurate as of the date of the Merger Agreement or become inaccurate after the date of the Merger Agreement, such that the applicable condition to the Offer would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement or as of any subsequent date (i) all materiality qualifications limiting the scope of such representations and warranties will be disregarded and (ii) any update of or modification to the Disclosure Schedule made on or after the date of the Merger Agreement will be disregarded);

  •
  a Company Material Adverse Effect has occurred, or any event occurs or facts or circumstances exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

  •
  the Company fails to perform any of its obligations under the Merger Agreement, such that the applicable condition to the Offer would not be satisfied; or

  •
  provided that if (i) any inaccuracy in any of the Company's representations or warranties after the date of the Merger Agreement or failure to perform any of the Company's obligations is curable by the Company prior to the earlier of the Outside Date or 30 days after the date on which the Company is notified by Parent in writing of such inaccuracy or failure to perform and (ii) the Company is continuing to exercise reasonable efforts to cure such inaccuracy or failure to perform, then Parent may not terminate the Merger Agreement under this provision on account of such inaccuracy or failure to perform (a) during such 30 day (or shorter) period or (b) after such 30 day period, if such inaccuracy or failure to perform will have been fully cured; provided, further, that Parent may not terminate under this provision if Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

  •
  by the Company at any time prior to the Acceptance Time if:

  •
  any of Parent's or Purchaser's representations or warranties in the Merger Agreement are inaccurate as of the date of the Merger Agreement or become inaccurate after the date of the Merger Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations and warranties will be disregarded) and such inaccuracy has a material adverse effect on Purchaser's ability to purchase and pay for the Shares validly tendered (and not withdrawn) pursuant to the Offer;

  •
  Parent or Purchaser have failed to perform any of their obligations under the Merger Agreement and such failure has a material adverse effect on Purchaser's ability to purchase and pay for the Shares validly tendered (and not withdrawn) pursuant to the Offer; or

    •
    provided, that if (i) any inaccuracy of any of Parent's or Purchaser's representations or warranties after the date of the Merger Agreement or failure to perform is curable by Parent or Purchaser prior to the earlier of the Outside Date or 30 days after the date on which Parent and Purchaser are notified by the Company in writing of such breach or failure to perform and (ii) Parent or Purchaser are continuing to exercise reasonable efforts to cure such inaccuracy or failure to perform, then the Company may not terminate under this provision on account of such inaccuracy or failure to perform (a) during such 30 day (or shorter) period or (ii) after such 30 day period, if such inaccuracy or failure to perform has been fully cured; provided, further, that the Company may not terminate under this provision if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

  •
  by the Company, subject to the Company's compliance with the provision governing making an Adverse Recommendation Change, prior to the Acceptance Time in order to accept a Superior Offer and enter into a binding, written, definitive agreement providing for the consummation of the transaction contemplated by such Superior Offer (the "Specified Definitive Acquisition Agreement"), if:

  •
  the Company Board authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a Specified Definitive Acquisition Agreement;

  •
  immediately prior to or substantially concurrently with the termination of the Merger Agreement, the Company enters into the Specified Definitive Acquisition Agreement with respect to such Superior Offer; and

  •
  the Company immediately prior to or concurrently with such termination, pays to Parent the required termination fee.

  •
  The Merger Agreement provides that there will be a "Triggering Event" if:

  •
  the Company Board or any committee thereof makes an Adverse Recommendation Change;

  •
  the Company fails to include in the Schedule 14D-9 the Company Board Recommendation;

  •
  the Company Board fails to reaffirm unanimously and publicly its recommendation of the Merger Agreement, the Offer and the Merger, within five business days (or, if earlier, prior to the Acceptance Time) after Parent requests in writing that such recommendation be reaffirmed publicly;

  •
  a tender or exchange offer relating to the Shares has been commenced and the Company has not disclosed and sent to its shareholders, within five business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Acceptance Time), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of the Merger Agreement, the Offer and the Merger;

  •
  an Acquisition Proposal is publicly announced, and the Company fails to issue a press release that reaffirms unanimously its recommendation of the Merger Agreement, the Offer and the Merger, within five business days (or, if earlier, prior to the Acceptance Time) after such Acquisition Proposal is publicly announced;

  •
  the Company or any Representative of the Company breaches any of the Regulatory Efforts provisions described above in any material respect; or

  •
  any shareholder of the Company who has executed and delivered a Tender and Support Agreement has materially breached such Tender and Support Agreement.

  Effect of Termination

        The Merger Agreement provides that if the Merger Agreement is terminated pursuant to the provisions of the Merger Agreement which are summarized above, the Merger Agreement will be of no further force or effect, with no liability of any party to the Merger Agreement (or any shareholder, director, officer, employee, agent, or Representative of such party) to any of the other parties to the Merger Agreement, except that (i) certain provisions of the Merger Agreement relating to public announcements, the effect of termination, payment of termination fees and Parent expenses, specific performance and remedies, governing law, submission to jurisdiction, consent to service of process, waiver of jury trial, entire agreement, amendments and waivers, no third party beneficiaries, notices, severability, assignment and binding effect of the Merger Agreement, counterparts, the Disclosure Schedule, survival and interpretive matters will survive any such termination of the Merger Agreement, (ii) termination will not relieve any party from any liability for any material inaccuracy in any representation or warranty contained in the Merger Agreement or willful and intentional breach of any covenant or agreement contained in the Merger Agreement and (iii) no termination of the Merger Agreement will in any way affect any of the parties' rights or obligations with respect to any Shares accepted for payment pursuant to the Offer prior to such termination.

  Termination Fee and Expenses

        The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense, except that:

  •
  Parent and the Company will share equally all fees and expenses, other than attorneys' fees, incurred in connection with (i) the filing, printing and mailing of the Tender Offer documents and the Schedule 14D-9 and any amendments or supplements thereto, and (ii) the retention of any information agent, depositary or other service provider in connection with the Offer; and

  •
  if the Merger Agreement is terminated (i)(a) by Parent or the Company pursuant to the Offer Expiration Termination Provision or the Outside Date Termination Provision and (b) at the time of such termination the Minimum Condition has not been satisfied or waived, (ii)(a) by Parent pursuant to the Company Failure Termination Provision (and in the case of any inaccuracy of the Company's representations and warranties, only in the event of a willful and intentional breach) and (b) at or prior to the time of such termination an Acquisition Proposal will have been disclosed, announced, commenced, submitted or made or (iii) by Parent pursuant to the Triggering Event Termination Provision, then, in each of clauses "(i)," "(ii)" and "(iii)" of this sentence, the Company will be required to pay Parent a fee in an amount equal to $150,000, subject to certain adjustments (or, if higher, the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees, financing commitment fees, consultant fees, filing fees and travel expenses) that have been paid or may become payable by or on behalf of Parent in connection with the preparation and negotiation of the Merger Agreement and the Tender and Support Agreements and otherwise in connection with the Offer, the Merger or any of the other transactions contemplated thereby).

        The Merger Agreement provides that if Parent or the Company terminates pursuant to the Offer Expiration Termination Provision or the Outside Date Termination Provision, or if Parent terminates pursuant to the Company Failure Termination Provision (and in the case of any inaccuracy of the Company's representations and warranties, only in the event of a willful and intentional breach), and (i) prior to the time of such termination an Acquisition Proposal is disclosed, announced, commenced, submitted or made and (ii) within 12 months after the date of such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement contemplating an Acquisition Transaction (whether or not relating to such Acquisition

Proposal) is executed, then the Company is required to pay to Parent a fee in an amount equal to $1,020,000, subject to certain adjustments.

        The Merger Agreement provides that the Company will be required to pay Parent a fee in an amount equal to $1,020,000 if:

  •
  the Merger Agreement is terminated by Parent pursuant to the Triggering Event Termination Provision, or if the Merger Agreement is terminated by Parent or the Company pursuant to any other termination provision at any time after the occurrence of a Triggering Event; or

  •
  the Merger Agreement is terminated by the Company pursuant to the Specified Definitive Acquisition Agreement termination provision.

  Specific Performance of the Merger Agreement

        The Merger Agreement provides that the parties to the Merger Agreement will be entitled to seek, in addition to any monetary remedy or damages, a decree or order of specific performance to enforce the terms and provisions of the Merger Agreement, or an injunction to prevent breaches of the Merger Agreement.

  Amendment of the Merger Agreement

        The Merger Agreement provides that, at any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects only by written instrument signed by the party against whom enforcement of any such amendment or supplement is sought.

Other Agreements

  Tender and Support Agreements

        The following is a summary of the material provisions of the Tender and Support Agreements (as defined below). The following description of the Tender and Support Agreements is only a summary and is qualified in its entirety by reference to the form of Tender and Support Agreement, a copy of which is filed as Exhibit (d)(2) of the Schedule TO and is incorporated herein by reference. For a complete understanding of the Tender and Support Agreements, you are encouraged to read the full text of the form of Tender and Support Agreement.

        Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into Tender and Support Agreements dated as of February 9, 2020 (the "Tender and Support Agreements") with Peter R. Kellogg, Cynthia K. Kellogg Revocable Trust, Bermuda Partners LP, Stuart Sternberg, David Bateman, Paul Dailey, Kirk Johnson, L. Tim Pierce and Jonathan Shaw (each a "Supporting Shareholder"). Excluding Shares underlying options, as of February 9, 2020, the Supporting Shareholders collectively beneficially owned, in the aggregate, 5,864,362 Shares (or approximately 51.1% of all Shares outstanding as of February 9, 2020). Including Shares which may be issued under options which are exercisable for, or may become vested and settled in, Shares within 60 days of February 9, 2020, the Supporting Shareholders collectively beneficially owned, in the aggregate, 7,017,362 Shares as of February 9, 2020 (or approximately 55.5% of the total of all Shares that are outstanding and all additional Shares that are deemed outstanding for purposes of calculating the Supporting Shareholders' percentage ownership in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act as of February 9, 2020).

        The Tender and Support Agreements provide that, no later than three business days after the commencement of the Offer, each Supporting Shareholder will tender into the Offer, and not withdraw, all outstanding Shares such Supporting Shareholder owns beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and/or of record (together with any other Shares that are, after the date of the Tender and Support Agreements issued to, or otherwise acquired or owned, beneficially or of record by, each such Supporting Shareholder until the earlier to occur of the Effective Time, the termination of the Tender and Support Agreement or the termination of the Merger Agreement (the "Agreement Period"), including through the exercise of any stock options, warrants, convertible or exchangeable securities or other similar instruments of the Company) (collectively, the "Subject Shares"). The Tender and Support Agreements also provide that, during the Agreement Period, the Supporting Shareholders will vote their Subject Shares against certain alternative corporate transactions (as more fully described in the form of Tender and Support Agreement), and that Parent is appointed as the Supporting Shareholders' attorney-in-fact and proxy to so vote their Subject Shares.

  Confidentiality Agreement

        Mirasol Capital, LLC, a Delaware limited liability company and an affiliate of Parent ("Mirasol Capital"), and the Company entered into a Mutual Non-Disclosure Agreement dated as of October 21, 2019 (the "Confidentiality Agreement"). Under the terms of the Confidentiality Agreement, Mirasol Capital and the Company agreed that, subject to certain exceptions, certain non-public, confidential and/or proprietary information each may make available to the other in connection with discussions concerning a possible transaction involving the Company and/or its shareholders, will not be disclosed or used for any other purpose.

        This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) of the Schedule TO and is incorporated herein by reference.

  Exclusivity Agreement

        The Company and Mirasol Capital entered into an exclusivity agreement (the "Exclusivity Agreement") dated as of October 21, 2019 whereby, in connection with discussions regarding a possible transaction between the Company and Mirasol Capital and the requirement to expend the time and effort to evaluate such transaction, the Company and Mirasol Capital agreed that, from the date of the Exclusivity Agreement through the earlier of (i) January 1, 2020 (extended to February 28, 2020 on December 18, 2019), or (ii) the date on which Mirasol Capital advised the Company in writing that Mirasol Capital was terminating all negotiations regarding a possible transaction, the Company would not, and would ensure that its representatives would not (a) solicit, or encourage or facilitate the initiation or submission of, any expression of interest, inquiry, proposal or offer from any person or entity (other than Mirasol Capital) relating to a possible transaction, (b) participate in any discussions or negotiation or enter into any agreement with, or provide any nonpublic information to, any person or entity (other than Mirasol Capital) relating to or in connection with a possible transaction, or (c) entertain, consider or accept any proposal or offer from any person or entity (other than Mirasol Capital) relating to a possible transaction. The Exclusivity Agreement also provided that the Company and each of its representatives, as of the date thereof, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Mirasol Capital) relating to a possible acquisition.

        This summary of the Exclusivity Agreement is only a summary and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(4) of the Schedule TO and is incorporated herein by reference.

  Dome Product Purchase Order

        The Company and Mirasol Capital entered into a purchase order on November 27, 2019 (the "Dome Product Purchase Order"), whereby the Company would design a demonstration dome for Mirasol Capital. Pursuant to the Dome Product Purchase Order, the Company agreed to reimburse Mirasol Capital the purchase price contemplated thereby in the event that its management or the Company Board withdrew its support and cooperation without cause to the transactions contemplated by the Exclusivity Agreement.

        This summary of the Dome Product Purchase Order is only a summary and is qualified in its entirety by reference to the Dome Product Purchase Order, which is filed as Exhibit (d)(5) of the Schedule TO and is incorporated herein by reference.

12.  Purpose of the Offer; Shareholder Approval; Plans for the Company.

  Purpose of the Offer.

        The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as promptly as practicable thereafter.

  Shareholder Approval.

        The Company Board has unanimously: (i) approved and adopted the Merger Agreement and approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the URBCA; (ii) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement; (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any "control share acquisition" or similar restriction set forth in any state takeover law or other applicable law; and (iv) to the extent required by the URBCA, directed that the approval of the Merger Agreement be submitted to the shareholders of the Company. Under the URBCA, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares (including pursuant to the Top-Up Option), we believe we could, and we intend to, effect a Merger under the short-form merger provisions of the URBCA without any action by any other shareholder of the Company. The URBCA requires Purchaser to deliver, at least 10 days prior to such merger, a notice and a copy or summary of the Plan of Merger to the Company's shareholders. A copy of such notice is included as Exhibit A of this Offer to Purchase and is incorporated herein by reference in satisfaction of the foregoing notice requirement.

        If Purchaser does not acquire at least 90% of the outstanding Shares, we will have to seek approval of the Merger Agreement and the Merger by the Company's shareholders. Approval of the Merger Agreement and the Merger requires the approval of not less than a majority of the outstanding Shares, including the Shares owned by us. Thus, assuming that the Minimum Condition is satisfied, upon consummation of the Offer, we would own sufficient Shares to enable us, without the additional affirmative vote of any other shareholder of the Company, to satisfy the shareholder approval requirement to approve the Merger. Pursuant to the Merger Agreement, the Company has agreed to promptly call and hold a meeting of its shareholders for purposes of voting on the approval of the Merger if a meeting of the Company's shareholders is required under the URBCA to consummate the Merger.

  Plans for the Company.

        In connection with Parent's consideration of the Offer, Parent plans to provide investment capital and continue to develop and broaden the Company's business.

        Except as set forth in this Offer to Purchase and the Merger Agreement, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's capitalization or dividend policy or (iv) any other material change in the Company's corporate structure or business.

13.  Certain Effects of the Offer.

        Promptly after the consummation of the Offer, it is expected that the Merger will be consummated pursuant to (i) the short-form merger provisions of the URBCA, if available or (ii) a shareholder meeting for purposes of voting on the approval of the Merger. Immediately following the Merger, all of the outstanding Shares will be held by Parent.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    The extent of the public market for such Shares and the availability of stock quotations will depend on such factors as the number of remaining shareholders following the expiration Offer and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are no longer held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend to cause the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such termination of registration are satisfied.

14.  Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent or as required by applicable law, the Company will not declare, set aside, make or pay any dividend or other distribution in respect of the Shares.

15.  Conditions of the Offer.

        For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the conditions below. Accordingly, notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Shares, and may amend or terminate the Offer as permitted by the Merger Agreement, if (i) the Minimum Condition is not satisfied or waived at 12:00 midnight, Eastern Time, at the end of the scheduled Expiration Date of the Offer or (ii) or any of the following additional conditions will not be satisfied or waived at 12:00 midnight, Eastern Time, at the end of the scheduled Expiration Date of the Offer:

  •
  each of the representations and warranties of the Company contained in the Merger Agreement, other than the Specified Representations and the representations and warranties contained in Section 3.3, Section 3.17(q) and Section 3.28 of the Merger Agreement (which relate to the Company's capitalization, the adoption of certain matters by the Company's compensation committee and compliance of the Company's financial advisor with applicable law), will have been accurate in all respects as of the date of the Merger Agreement and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any such representation and warranty made as of a specific earlier date, which will have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect; provided, that, for purposes of determining the accuracy of such representations and warranties: (i) all materiality qualifications limiting the scope of such representations and warranties will be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Merger Agreement will be disregarded;

  •
  each of the Specified Representations (which relate to, among other things, the Company's subsidiaries and its and their due organization, the Company's articles of incorporation and bylaws, compliance with applicable laws and regulations, the inapplicability of anti-takeover statutes and non-contravention of the Company's organizational documents), will have been accurate in all material respects as of the date of the Merger Agreement and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any Specified Representation made as of a specific earlier date, which will have been accurate in all material respects as of such earlier date); provided, that, for purposes of determining the accuracy of the Specified Representations: (i) all materiality qualifications limiting the scope of such representations and warranties will be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Merger Agreement will be disregarded;

  •
  the representations and warranties contained in Section 3.17(q) and Section 3.28 of the Merger Agreement (which relate to the adoption of certain matters by the Company's compensation committee and compliance of the Company's financial advisor with applicable law) will have been accurate in all respects as of the date of the Merger Agreement and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any such representation and warranty made as of a specific earlier date, which will have been accurate in all respects as of such earlier date); provided, that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Merger Agreement will be disregarded;

  •
  the representations and warranties contained in Section 3.3 of the Merger Agreement (which relate to the Company's capitalization) will have been accurate in all respects as of the date of the Merger Agreement and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any such representation and warranty made as of a specific earlier date, which will have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are de minimis in nature will be disregarded;

  •
  the Company will have complied with or performed in all material respects each covenant or agreement that it is required to comply with or to perform at or prior to the Acceptance Time;

  •
  since the date of the Merger Agreement, there will not have been any Company Material Adverse Effect, and no event will have occurred or facts or circumstances will exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

  •
  no Key Employee will have: (i) died or suffered a physical or medical impairment that would reasonably be expected to impact their ability to perform the functions of their position with the Company following the Effective Time; and (ii) terminated employment with the Company (or indicated an intent to do so) or have terminated or repudiated his or her employment agreement, as in effect on the date of the Merger Agreement and as amended as of the date of the Merger Agreement, as applicable (or indicated an intent to do so);

  •
  Parent and the Company will have received a certificate signed on behalf of the Company's Chief Executive Officer and Chief Financial Officer regarding the accuracy of the representations and warranties of the Company to the above-specified standards, the compliance with or performance by the Company of the applicable covenants and agreements of the Merger Agreement and the absence of a Company Material Adverse Effect;

  •
  no temporary restraining Order, preliminary or permanent injunction or other Order preventing the acquisition of or payment for the Shares pursuant to the Offer or preventing consummation of the Merger or any of the other transactions contemplated by the Merger Agreement will have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there will not be any Legal Requirement (which is defined to include any international, national, federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, directive, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body) enacted or applicable to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement that makes the acquisition of or payment for the Shares pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, illegal or violative of any Legal Requirement;

  •
  there will not be pending or threatened any Legal Proceeding (which is defined to include any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel):

  •
  challenging or seeking to restrain or prohibit the acquisition of or payment for the Shares pursuant to the Offer or the consummation of the Merger or any of the other;

    •
    relating to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and seeking to obtain from Parent or the Company or any of its subsidiaries any damages or other relief that may be material to Parent or the Company and its subsidiaries;

    •
    seeking to prohibit or limit in any material respect Parent's ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its subsidiaries;

    •
    that could materially and adversely affect the right or ability of Parent, or the Company or any of its subsidiaries, to own the assets or operate the business of the Company or any of its subsidiaries; or

    •
    seeking to compel the Company or any of its subsidiaries, Parent or any subsidiary of Parent to dispose of or hold separate any of the Shares or any material assets as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

  •
  no Triggering Event (the definition of which is summarized above in Section 11—"The Merger Agreement; Other Agreements—The Merger") will have occurred; and

  •
  the Merger Agreement will not have been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Condition) may be waived by Parent and Purchaser, in whole or in part at any time and from time to time on or prior to the Expiration Date, in the sole discretion of Parent and Purchaser.

16.  Certain Legal Matters; Regulatory Approvals.

        General.    Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Utah as described below under "State Takeover Laws," such approval or other action will be sought. However, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions. See Section 15—"Conditions of the Offer."

  State Takeover Laws

Business Combination Statute

        The Company is incorporated under the laws of the State of Utah. Under the URBCA, Purchaser may effect the Merger without shareholder approval if Purchaser holds at least 90% of the Shares. If Purchaser does not acquire at least 90% of the Shares, approval of the Company's shareholders will be required to effect the Merger.

Utah Control Shares Acquisitions Act

        The Utah Control Shares Acquisitions Act (the "Control Shares Act") provides that "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the shareholders of the corporation. "Control shares" are shares that, when added to shares then owned or controlled by a shareholder, increase the shareholder's control of voting power above one of three thresholds: more than one-fifth, more than one-third, or more than one-half of the outstanding voting power of the corporation. A "control share acquisition" means the acquisition by any person of ownership of issued and outstanding control shares or the acquisition of power to direct the exercise of voting power with respect to issued and outstanding control shares. A corporation may provide in its articles of incorporation or bylaws that the Control Shares Act does not apply to the corporation. The Company has amended its Bylaws to exempt from the provisions of the Control Shares Act any acquisition of Shares of the Company pursuant to or in connection with the transactions contemplated by the Merger Agreement.

        A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15—"Conditions of the Offer."

17.  Dissenters' Rights.

        Shareholders of the Company do not have dissenters' rights in connection with the Offer. However, shareholders who do not tender their Shares pursuant to the Offer will have the right under

Utah law to dissent and demand appraisal of the fair value of their Shares in connection with the Merger by complying with the applicable provisions of Part 13 of the URBCA.

        The Merger Agreement provides that, Shares held by a holder who has made a proper demand for appraisal of such Shares in accordance with Part 13 of the URBCA and who has otherwise complied with all applicable provisions of Part 13 of the URBCA (any such Shares being referred to as "Dissenting Shares" until such time as such holder loses such holder's dissenter's rights under Part 13 of the URBCA with respect to such Shares) will not be converted into or represent the right to receive the Merger Consideration in accordance with the Merger Agreement, but will be entitled only to such rights as are granted by the URBCA to a holder of Dissenting Shares. If any Dissenting Shares will lose their status as such, then such Shares will be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive the Merger Consideration in accordance with the Merger Agreement, without interest thereon, upon surrender of a Certificate or Uncertificated Share representing such Shares in accordance with the Merger Agreement.

        The Company will (i) promptly notify Parent of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments received by the Company relating to shareholders' rights of appraisal and with such notice to Parent provide to Parent a copy of all such demands, attempted withdrawals and other instruments received by the Company and (ii) give Parent the opportunity to direct and control all negotiations and proceedings with respect to demand for appraisal under the URBCA. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Each holder of Dissenting Shares who becomes entitled under Part 13 of the URBCA to receive payment of the "fair value" for such holder's Shares will receive such payment therefor from the Surviving Corporation after giving effect to any withholdings as provided in the Merger Agreement (but only after the amount thereof will have been finally determined pursuant to the URBCA).

18.  Fees and Expenses.

        Purchaser has retained Innisfree M&A Incorporated to be the Information Agent and Continental Stock Transfer & Trust Company to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent will receive approximately $20,000 for its services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        The Depositary will receive approximately $19,500 for its services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.  Miscellaneous.

        The Offer is not being made to purchase Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Purchaser the Depositary or the Information Agent for the purposes of the Offer.

        Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7—"Certain Information Concerning the Company" above.

Elevate Acquisition Corporation

February 27, 2020

 SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

1.     PURCHASER

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the director and executive officers of Purchaser are set forth below. The business address of Purchaser is 4143 Maple Avenue, Suite 400, Dallas, Texas 75219. The telephone number at such office is (214) 301-4250. The director and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Stephen T. Winn Director	Stephen T. Winn founded RealPage, Inc. (Nasdaq: RP) ("RealPage") and has served as RealPage chief executive officer, chairman of the board, and a member of the RealPage board of directors since November 1998.

Prior to RealPage, Mr. Winn served in various executive positions, including president of Research Institute of America, a provider of information services to the accounting industry and a wholly owned subsidiary of Thomson Reuters Corporation, and president and chief executive officer of Computer Language Research Inc., a publicly traded company focused on tax compliance, tax research and accounting software, which was acquired by Thomson Reuters Corporation.
Mr. Winn received his B.S. in Electrical Engineering from the University of Texas at Austin and his M.S. in Management from Stanford University.
Jeb Terry Jr. CEO and President
Starting in 2004, Mr. Terry spent five years in the NFL playing offensive line for the Tampa Bay Buccaneers and San Francisco 49ers. In May 2010, Mr. Terry co-founded StraightCast Media with teammate and business partner Ryan Nece. After selling StraightCast Media to FOX Sports in 2015, Mr. Terry joined FOX Sports and eventually served as Vice President, Emerging Technology and Head of PROcast. At FOX Sports, Mr. Terry worked with league partners on multi-screen and digital activations around FOX Sports' biggest events (including the NFL Super Bowl, World Series, and FIFA World Cup); ran the FOX Sports PROcast team; and also worked with FOX Sports Labs exploring new technologies and their use across every screen (TV, Digital, and Social) with a focus on immersive media. Beginning in early 2017, Mr. Terry was engaged as an advisor to and serves on the Immersive Media Leadership Board of the Sports Innovation Lab. Mr. Terry was a Co-Founder and CEO of Unblockable, Inc. from June 2018 to October 2018, a venture backed blockchain and sport business. Starting in October 2018, Mr. Terry founded and has served as President of Double Seven Sports, which helps clients bridge the gap between sports, media, and technology.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Mr. Terry started working with the Winn Family Office in January 2019 and became the Managing Director of Mirasol Capital in September 2019 to help lead the Venture Capital and Private Equity strategy for the Winn Family Office. Mr. Terry has served as President and CEO of Elevate Entertainment Inc. and Elevate Acquisition Corporation since February 2020.
Mr. Terry received his B.S. in Business Administration and MBA from the University of North Carolina at Chapel Hill.
Shaun Miller Secretary
Shaun Miller received his Bachelor of Business Administration and Master in Professional Accounting from the University of Texas at Austin in 2002. He spent several years in public accounting at PricewaterhouseCoopers before returning to the University of Texas at Austin, where he earned his J.D. in 2007. He began his legal career as an associate at Locke Liddell & Sapp, before moving to a boutique estate planning firm in 2009.

In 2011, he left his law firm to assist Stephen T. Winn in the founding of Winn Family Office. Simultaneously, he took a position as corporate counsel at RealPage. In 2014, he left his position with RealPage to focus all of his efforts on helping Mr. Winn run the Winn Family Office, which he has done since that time as Chief Legal Officer.

2.     PARENT

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the director and executive officers of Parent are set forth below. The business address of Parent is 4143 Maple Avenue, Suite 400, Dallas, Texas 75219. The telephone number at such office is (214) 301-4250. The director and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Stephen T. Winn Director	Stephen T. Winn founded RealPage and has served as RealPage chief executive officer, chairman of the board, and a member of the RealPage board of directors since November 1998.

Prior to RealPage, Mr. Winn served in various executive positions, including president of Research Institute of America, a provider of information services to the accounting industry and a wholly owned subsidiary of Thomson Reuters Corporation, and president and chief executive officer of Computer Language Research Inc., a publicly traded company focused on tax compliance, tax research and accounting software, which was acquired by Thomson Reuters Corporation.
Mr. Winn received his B.S. in Electrical Engineering from the University of Texas at Austin and his M.S. in Management from Stanford University.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Jeb Terry Jr. CEO and President	Starting in 2004, Mr. Terry spent five years in the NFL playing offensive line for the Tampa Bay Buccaneers and San Francisco 49ers. In May 2010, Mr. Terry co-founded StraightCast Media with teammate and business partner Ryan Nece. After selling StraightCast Media to FOX Sports in 2015, Mr. Terry joined FOX Sports and eventually served as Vice President, Emerging Technology and Head of PROcast. At FOX Sports, Mr. Terry worked with league partners on multi-screen and digital activations around FOX Sports' biggest events (including the NFL Super Bowl, World Series, and FIFA World Cup); ran the FOX Sports PROcast team; and also worked with FOX Sports Labs exploring new technologies and their use across every screen (TV, Digital, and Social) with a focus on immersive media. Beginning in early 2017, Mr. Terry was engaged as an advisor to and serves on the Immersive Media Leadership Board of the Sports Innovation Lab. Mr. Terry was a Co-Founder and CEO of Unblockable, Inc. from June 2018 to October 2018, a venture backed blockchain and sport business. Starting in October 2018, Mr. Terry founded and has served as President of Double Seven Sports, which helps clients bridge the gap between sports, media, and technology.

Mr. Terry started working with the Winn Family Office in January 2019 and became the Managing Director of Mirasol Capital in September 2019 to help lead the Venture Capital and Private Equity strategy for the Winn Family Office. Mr. Terry has served as President and CEO of Elevate Entertainment Inc. and Elevate Acquisition Corporation since February 2020.
Mr. Terry received his B.S. in Business Administration and MBA from the University of North Carolina at Chapel Hill.
Shaun Miller Secretary
Shaun Miller received his Bachelor of Business Administration and Master in Professional Accounting from the University of Texas at Austin in 2002. He spent several years in public accounting at PricewaterhouseCoopers before returning to the University of Texas at Austin, where he earned his J.D. in 2007. He began his legal career as an associate at Locke Liddell & Sapp, before moving to a boutique estate planning firm in 2009.

In 2011, he left his law firm to assist Stephen T. Winn in the founding of Winn Family Office. Simultaneously, he took a position as corporate counsel at RealPage. In 2014, he left his position with RealPage to focus all of his efforts on helping Mr. Winn run the Winn Family Office, which he has done since that time as Chief Legal Officer.

3.     MIRASOL CAPITAL

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the manager and managing director of Mirasol Capital is set forth below. The business address of Mirasol Capital is 4143 Maple Avenue,

Suite 400, Dallas, Texas 75219. The telephone number at such office is (214) 301-4250. The manager and managing director listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Stephen T. Winn Manager	Stephen T. Winn founded RealPage and has served as RealPage chief executive officer, chairman of the board, and a member of the RealPage board of directors since November 1998.

Prior to RealPage, Mr. Winn served in various executive positions, including president of Research Institute of America, a provider of information services to the accounting industry and a wholly owned subsidiary of Thomson Reuters Corporation, and president and chief executive officer of Computer Language Research Inc., a publicly traded company focused on tax compliance, tax research and accounting software, which was acquired by Thomson Reuters Corporation.
Mr. Winn received his B.S. in Electrical Engineering from the University of Texas at Austin and his M.S. in Management from Stanford University.
Jeb Terry Jr. Managing Director
Starting in 2004, Mr. Terry spent five years in the NFL playing offensive line for the Tampa Bay Buccaneers and San Francisco 49ers. In May 2010, Mr. Terry co-founded StraightCast Media with teammate and business partner Ryan Nece. After selling StraightCast Media to FOX Sports in 2015, Mr. Terry joined FOX Sports and eventually served as Vice President, Emerging Technology and Head of PROcast. At FOX Sports, Mr. Terry worked with league partners on multi-screen and digital activations around FOX Sports' biggest events (including the NFL Super Bowl, World Series, and FIFA World Cup); ran the FOX Sports PROcast team; and also worked with FOX Sports Labs exploring new technologies and their use across every screen (TV, Digital, and Social) with a focus on immersive media. Beginning in early 2017, Mr. Terry was engaged as an advisor to and serves on the Immersive Media Leadership Board of the Sports Innovation Lab. Mr. Terry was a Co-Founder and CEO of Unblockable, Inc. from June 2018 to October 2018, a venture backed blockchain and sport business. Starting in October 2018, Mr. Terry founded and has served as President of Double Seven Sports, which helps clients bridge the gap between sports, media, and technology.

Mr. Terry started working with the Winn Family Office in January 2019 and became the Managing Director of Mirasol Capital in September 2019 to help lead the Venture Capital and Private Equity strategy for the Winn Family Office. Mr. Terry has served as President and CEO of Elevate Entertainment Inc. and Elevate Acquisition Corporation since February 2020.
Mr. Terry received his B.S. in Business Administration and MBA from the University of North Carolina at Chapel Hill.

 EXHIBIT A
PLAN OF MERGER

 Exhibit A

PLAN OF MERGER

merging

ELEVATE ACQUISITION CORPORATION
(a Delaware Corporation)

into

EVANS & SUTHERLAND COMPUTER CORPORATION
(a Utah Corporation)

        1.    The Merger.    At the Effective Time (as defined below), in accordance with the Utah Revised Business Corporation Act (the "URBCA") and the Delaware General Corporation Law (the "DGCL"), Elevate Acquisition Corporation, a Delaware corporation (the "Merger Sub") and wholly owned subsidiary of Elevate Entertainment Inc., a Delaware corporation ("Parent"), shall be merged (the "Merger") with and into Evans & Sutherland Computer Corporation, a Utah corporation (the "Company"), and the separate existence of the Merger Sub shall thereupon cease and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

        2.    Effective Time.    The Surviving Corporation shall file with the Utah Department of Commerce, Division of Corporations and Commercial Code (the "Division") articles of merger (the "Articles of Merger") executed in accordance with, and containing such information as is required by, Section 1105 of the URBCA. The Surviving Corporation will also file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. As specified in the Articles of Merger and the Certificate of Merger, the Merger shall become effective at 12:00 pm Eastern Time on the date of filing of the Articles of Merger with the Division (the "Effective Time").

        3.    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Plan of Merger, the Articles of Merger, the Certificate of Merger and the applicable provisions of the URBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned Subsidiary of Parent.

        4.    Articles of Incorporation.    At the Effective Time, the articles of incorporation of the Company shall be amended and restated to read in their entirety as set forth in Annex A hereto and as so amended and restated shall be the articles of incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the URBCA or the articles of incorporation of the Surviving Corporation.

        5.    Bylaws.    At the Effective Time, the amended and restated bylaws of the Company shall be amended and restated to read in their entirety as set forth in Annex B hereto and as so amended and restated shall be the bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the URBCA, the articles of incorporation or the bylaws of the Surviving Corporation.

        6.    Directors and Officers.    Unless otherwise designated by Parent, from and after the Effective Time, the directors of the Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly

1

elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

        7.    Conversion.

          (a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Merger Sub, the Company or any shareholder of the Company:

              (i)  each share of Company Common Stock held by the Company (including any authorized but unissued shares of Company Common Stock) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

             (ii)  each share of Company Common Stock held by any wholly-owned Subsidiary of the Company shall remain issued and outstanding and no consideration shall be delivered in exchange therefor;

            (iii)  each share of Company Common Stock held by Parent, the Merger Sub or any other wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

            (iv)  except as provided in clauses "(i)," "(ii)" and "(iii)" above and subject to Section 9 below, each share of Company Common Stock then outstanding shall be converted into the right to receive (upon compliance with Section 8 below) an amount equal to the Offer Price in cash, without interest thereon, but subject to any applicable withholding for Taxes (the "Merger Consideration"); and

             (v)  each share of the common stock, $0.001 par value per share, of the Merger Sub then outstanding shall be converted into and become one validly issued, fully-paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (b)   If, prior to the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Offer Price shall be appropriately adjusted.

        8.    Surrender of Certificates; Stock Transfer Books.

          (a)   Prior to the Effective Time, Parent shall appoint a payment agent reasonably acceptable to the Company (the "Payment Agent") for the purpose of paying the Merger Consideration in exchange for: (i) certificates representing shares of Company Common Stock (the "Certificates") and (ii) uncertificated shares of Company Common Stock (the "Uncertificated Shares"). Promptly after the Effective Time (and in no event later than three Business Days following the Effective Time), Parent shall deposit, or cause to be deposited, with the Payment Agent, the aggregate Merger Consideration to be paid in respect of the Certificates and Uncertificated Shares (the "Payment Fund").

          (b)   As soon as reasonably practicable after the Effective Time, Parent will instruct the Payment Agent to mail to the Persons who, immediately prior to the Effective Time, were record holders of Certificates or Uncertificated Shares (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates to the Payment Agent) and (ii) instructions for use in effecting the surrender of Certificates or Uncertificated Shares. Upon surrender of a Certificate or a Uncertificated Share to the Payment Agent for exchange, together with a duly executed letter of

2

  transmittal and such other documents as may be reasonably required by the Payment Agent or Parent (A) the holder of such Certificate or Uncertificated Share shall be entitled to receive in exchange therefor the Merger Consideration payable to such holder pursuant to Section 7(a)(iv) in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Share and (B) the Certificate or Uncertificated Share so surrendered shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the holder named on the surrendered Certificate, provided that: (1) such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and (2) such holder shall pay any fiduciary or surety bonds or any transfer or other similar Taxes required to be paid in connection with the payment of the Merger Consideration to such holder, or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Payment of the Merger Consideration with respect to Uncertificated Shares shall only be made to a Person in whose name such Uncertificated Shares are registered. Until surrendered as contemplated by this Section 8(b), each Certificate or Uncertificated Share shall be deemed, from and after the Effective Time, to represent solely the right to receive the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the payment of any cash amount pursuant to Section 7(a)(iv), require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Certificate. No interest shall be paid or will accrue on any cash payable to holders of Certificates.

          (c)   Any portion of the Payment Fund that remains undistributed to holders of Certificates or Uncertificated Shares as of the date one (1) year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Certificates who have not theretofore surrendered their Certificates in accordance with this Section 8 shall thereafter look only to Parent (subject to applicable abandoned property law, escheat law or similar Legal Requirement) for satisfaction of their claims for payment pursuant to Section 7(a)(iv). None of Parent, the Merger Sub, the Company, the Surviving Corporation and the Payment Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

          (d)   At the Effective Time, holders of Certificates or Uncertificated Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Certificate is presented to the Surviving Corporation or Parent, such Certificate shall be canceled and shall be exchanged as provided in this Section 8.

          (e)   The Payment Agent, Parent, the Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable such amounts as the Payment Agent, Parent, the Merger Sub or the Surviving Corporation determines may be required to be deducted or withheld therefrom under the Code or Treasury Regulations, or under any provision of state, local or foreign Tax law, or under any other Legal Requirement. To the extent any such amounts are so deducted or withheld and remitted to the appropriate

3

  Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (f)    None of Parent, the Merger Sub or any Person shall be liable to any shareholder or any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement.

        9.    Dissenters' Rights.

          (a)   Shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Part 13 of the URBCA and who has otherwise complied with all applicable provisions of Part 13 of the URBCA (any such shares being referred to as "Dissenting Shares" until such time as such holder loses such holder's dissenter's rights under Part 13 of the URBCA with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 7(a)(iv), but shall be entitled only to such rights as are granted by the URBCA to a holder of Dissenting Shares.

          (b)   If any Dissenting Shares shall lose their status as such, then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive the Merger Consideration in accordance with Section 7(a)(iv), without interest thereon, upon surrender of a Certificate or Uncertificated Share representing such shares in accordance with Section 8.

          (c)   The Company shall (i) promptly notify Parent of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments received by the Company relating to shareholders' rights of appraisal and with such notice to Parent provide to Parent a copy of all such demands, attempted withdrawals and other instruments received by the Company and (ii) give Parent the opportunity to direct and control all negotiations and proceedings with respect to demand for appraisal under the URBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Each holder of Dissenting Shares who becomes entitled under Part 13 of the URBCA to receive payment of the "fair value" for such holder's shares shall receive such payment therefor from the Surviving Corporation after giving effect to any withholdings as provided in Section 8(e) (but only after the amount thereof shall have been finally determined pursuant to the URBCA).

        10.    Further Action.    If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Plan of Merger or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of the Company and otherwise) to take such action.

        11.    Definitions.    As used in this Plan of Merger, the following terms shall have the meanings set forth below:

          (a)   "Business Day" means a day except a Saturday, a Sunday or other day on which banks in New York, New York are authorized or required by Legal Requirement to be closed.

          (b)   "Code" means the Internal Revenue Code of 1986, as amended.

          (c)   "Company Common Stock" means the Common Stock, par value $0.20 per share, of the Company.

          (d)   "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company

4

  (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

          (e)   "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity, any court or other tribunal and any stock exchange or self-regulatory organization).

          (f)    "Legal Requirement" means any international, national, federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, directive, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market).

          (g)   "Offer Price" means the amount of $1.19 net per share of Company Common Stock paid pursuant to the tender offer proposed by the Merger Sub pursuant to the Agreement and Plan of Merger, dated February 9, 2020, among the Parent, the Merger Sub, and Company.

          (h)   "Person" means any individual, Entity or Governmental Body.

          (i)    "Subsidiary" means , with respect to any Person, an Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

          (j)    "Tax" or "Taxes" means: (a) any and all federal, state, local, or foreign taxes (including taxes based upon or measured by income, capital gains, gross receipts, profits, employment or occupation, and shall include any value-added tax, franchise tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, license tax, severance tax, premium tax, windfall profits tax, environmental tax, capital stock tax, social security (or similar, including FICA) tax, disability tax, registration tax, alternative or add-on minimum tax, or other tax of any kind), levies, assessments, tariffs, and duties (including any customs duty); (b) any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body, whether disputed or not; and (c) any liability in respect of any items described in clauses "(a)" or "(b)" payable by reason of contract, assumption, transferee or successor liability, or due to the operation of an applicable Legal Requirement, or due to Treasury Regulation Section 1.1502-6(a) (or any similar Legal Requirement) or otherwise.

          (k)   "Treasury Regulations" means the Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time.

5

 Annex A

Amended and Restated Articles of Incorporation of the Surviving Corporation

 FINAL FORM

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

EVANS & SUTHERLAND COMPUTER CORPORATION

        In accordance with the provisions of the Utah Revised Business Corporation Act, Evans & Sutherland Computer Corporation hereby adopts the following Amended and Restated Articles of Incorporation.

ARTICLE I
NAME

        The name of the corporation is "Evans & Sutherland Computer Corporation" (the "Corporation").

ARTICLE II
DURATION

        The duration of the Corporation is perpetual.

ARTICLE III
PURPOSE

        The pursuit of business agreed upon and for which the Corporation is formed is:

          To engage in any lawful activity for which corporations may be organized under the laws of the State of Utah.

ARTICLE IV
REGISTERED AGENT

        The registered agent of the Corporation is CT Corporation System and its address in the State of Utah is 1108 South Union Ave, Midvale, UT 84047.

ARTICLE V
PRINCIPAL OFFICE

        The principal office of the Corporation is 770 Komas Drive, Salt Lake City, Utah, 84108.

ARTICLE VI
AUTHORIZED SHARE CAPITAL

        The number of shares the Corporation is authorized to issue is one hundred (100) shares, all of which are of one class designated as common stock having par value of $0.001 per share. The holders of the common stock shall have unlimited voting rights and are entitled to receive distributions, including dividends, when declared by the board of directors and the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.

ARTICLE VII
DIRECTORS

        The number of directors of the Corporation shall be fixed in the bylaws.

 ARTICLE VIII
DIRECTOR LIABILITY

        Liability of the Corporation's directors to the Corporation and its shareholders shall be limited to the fullest extent permitted by Utah law for monetary damages for any action taken or any failure to take any action as a director. Any repeal or modification of this paragraph by the shareholders shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

*      *      *      *

 Annex B

Amended and Restated Bylaws of the Surviving Corporation

 FINAL FORM

EVANS & SUTHERLAND COMPUTER CORPORATION

SECOND AMENDED AND RESTATED BYLAWS

EFFECTIVE [                    ], 2020

 EVANS & SUTHERLAND COMPUTER CORPORATION
A Utah Corporation

SECOND AMENDED AND RESTATED BYLAWS

ARTICLE I
MEETINGS OF SHAREHOLDERS

        1.1    Place and Time of Meetings.    Meetings of shareholders of Evans & Sutherland Computer Corporation, a Utah corporation (the "Company") shall be held at such place, either within or without the State of Utah, and at such time as may be provided in the notice of the meeting and approved by the Chairman of the Board of Directors (the "Chairman"), the Chief Executive Officer, the President or the Board of Directors.

        1.2    Presiding Officer; Secretary.    The Chairman shall preside over all meetings of the shareholders. If he or she is not present, or if there is none in office, the Chief Executive Officer, the President, a Senior Vice President or a Vice President shall preside, or, if none be present, a Chairman shall be elected by the meeting. The Secretary of the Company shall act as secretary of all the meetings, if present. If he or she is not present, the Chairman shall appoint a secretary of the meeting.

        1.3    Annual Meeting.    The annual meeting of shareholders shall be held on such date as may be designated by resolution of the Board of Directors from time to time for the purpose of electing directors and conducting such other business as may properly come before the meeting. The failure to hold an annual meeting at the time stated in or fixed in accordance with these Bylaws shall not affect the validity of any corporate action or work a forfeiture or dissolution of the Company.

        1.4    Special Meetings.    Special meetings of the shareholders may be called by the Chairman, the President or the Board of Directors and shall be called by the Secretary upon demand of shareholders as required by law. Only business within the purpose or purposes described in the notice for a special meeting of shareholders may be conducted at the meeting.

        1.5    Record Dates.    The record date for determining shareholders entitled to demand a special meeting is the date the first shareholder signs the demand that the meeting be held.

        Except as is provided in the preceding paragraph the Board of Directors may fix, in advance, a record date to make a determination of shareholders for any purpose, such date to be not more than 70 days before the meeting or action requiring a determination of shareholders. If no such record date is set for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or for the determination of shareholders entitled to receive payment of a dividend, then the record date shall be the close of business on the day before the date on which the first notice of the meeting is given or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be.

        When a determination of shareholders entitled to notice of or to vote at any meeting of shareholders has been made, such determination shall be effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

        1.6    Notice of Meetings.    Written notice stating the place, day and hour of each meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called shall be given not less than 10 nor more than 60 days before the date of the meeting (except when a different time is required in these Bylaws or by law) either personally or by mail, electronic mail to an electronic address used or designated by the recipient, telecopy facsimile or other form of wire or wireless communication, or by private courier to each shareholder of record entitled to vote at such meeting and to such nonvoting shareholders as may be required by law. If mailed, such notice shall be deemed to be effective when deposited in first class United States mail with postage thereon prepaid

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and addressed to the shareholder at his or her address as it appears on the share transfer books of the Company. If given in any other manner, such notice shall be deemed to be effective: (i) when given personally or by telephone; (ii) when sent by electronic mail, telecopy facsimile or other form of wire or wireless communication; or (iii) when given to a private courier to be delivered.

        If a meeting is adjourned to a different date, time or place, notice need not be given if the new date, time or place is announced at the meeting before adjournment. However, if a new record date for an adjourned meeting is fixed, notice of the adjourned meeting shall be given to shareholders as of the new record date.

        1.7    Waiver of Notice; Attendance at Meeting.    A shareholder may waive any notice required by law, the Articles of Incorporation or these Bylaws before or after the date and time of the meeting that is the subject of such notice. The waiver shall be in writing, be signed by the shareholder entitled to the notice and be delivered to the Secretary for inclusion in the minutes or filing with the corporate records.

        A shareholder's attendance at a meeting (i) waives objection to lack of notice or defective notice of the meeting unless the shareholder, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless the shareholder objects to considering the matter before it is voted on.

        1.8    Quorum and Voting Requirements.    Unless otherwise required by law, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or shall be set for that adjourned meeting. If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action unless a greater or different number of affirmative votes is required by law or the Articles of Incorporation or these Bylaws. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Less than a quorum may adjourn a meeting by majority vote of the votes cast on the motion to adjourn.

        1.9    Action Without Meeting.    Action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting and without prior notice if the action is taken by all the shareholders entitled to vote on the action. The action shall be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action and delivered to the Secretary for inclusion in the minutes or filing with the corporate records. The written consent may be signed and delivered by electronic transmission. Action taken by unanimous consent shall be effective when the Company has received unrevoked written consents from all the shareholders entitled to vote on the action. A shareholder may revoke a consent only by delivering a written revocation to the Company prior to the time that consents from all shareholders have been received by the Company.

        If not otherwise fixed pursuant to the provisions of Section 1.5, the record date for determining shareholders entitled to take action without a meeting is the earliest date of signature appearing on any consent that is to be counted in satisfying the requirement that all shareholders consent to the action.

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 ARTICLE II
DIRECTORS

        2.1    General Powers.    The Company shall have a Board of Directors. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Company managed under the direction of, its Board of Directors, subject to any limitation set forth in the Articles of Incorporation.

        2.2    Number, Term and Election.    The initial number of directors of the Company shall be one (1). Thereafter, the number of directors shall be one (1) or such greater number designated by resolution of the Board of Directors. A decrease in the number of directors shall not shorten the term of any incumbent director. The term of the initial director shall expire at the first shareholders meeting at which directors are elected. The terms of all other directors shall expire at the next annual shareholders meeting following their election. Despite the expiration of a director's term, he or she shall continue to serve until his or her successor is elected and qualified or until there is a decrease in the number of directors. A director may resign at any time by communicating his or her resignation to the Board of Directors, the Chairman or the Company, and such resignation shall be effective at the time it is communicated unless it specifies in writing a later effective date or subsequent event upon which it will become effective.

        2.3    Removal; Vacancies.    The shareholders may remove one (1) or more directors, with or without cause, if the number of votes cast for such removal exceeds the number of votes cast against it after all holders of shares entitled to vote are given an opportunity to vote. A director may not be removed by shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

        A vacancy on the Board of Directors, including a vacancy resulting from the removal of a director or an increase in the number of directors, may be filled by: (i) the shareholders; (ii) the Board of Directors; or (iii) the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors and may, in the case of a resignation that will become effective at a specified later date, be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

        2.4    Annual and Regular Meetings.    An annual meeting of the Board of Directors, which shall be considered a regular meeting, shall be held immediately following each annual meeting of shareholders for the purpose of electing officers and carrying on such other business as may properly come before the meeting. The Board of Directors may also adopt a schedule of additional meetings which shall be considered regular meetings. Regular meetings shall be held at such times and at such places, within or without the State of Utah, as the Chairman, the Chief Executive Officer, the President or the Board of Directors shall designate from time to time. If no place is designated, regular meetings shall be held at the principal office of the Company.

        2.5    Special Meetings.    Special meetings of the Board of Directors may be called by the Chairman, the Chief Executive Officer, the President or a majority of the directors of the Company and shall be held at such times and at such places, within or without the State of Utah, as the person or persons calling the meetings shall designate. If no such place is designated in the notice of a meeting, it shall be held at the principal office of the Company.

        2.6    Notice of Meetings.    No notice need be given of regular meetings of the Board of Directors.

        Notices of special meetings of the Board of Directors shall be given to each director in person or delivered to his or her residence or business address (or such other place as he may have directed in writing) not less than twenty-four (24) hours before the meeting by mail, electronic mail to an electronic address used or designated by such director, messenger, telecopy facsimile or other means of written communication or by telephoning such notice to him or her. Any such notice shall be given by

3

the Secretary, the directors or the officer calling the meeting and shall set forth the time and place of the meeting and state the purpose for which it is called.

        2.7    Waiver of Notice; Attendance at Meeting.    A director may waive any notice required by law, the Articles of Incorporation or these Bylaws before or after the date and time stated in the notice and such waiver shall be equivalent to the giving of such notice. Except as provided in the next paragraph of this section, the waiver shall be in writing, signed by the director entitled to the notice and filed with the minutes or corporate records.

        A director's attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the director, at the beginning of the meeting or promptly upon his or her arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

        2.8    Quorum; Voting.    A majority of the number of directors fixed in accordance with these Bylaws shall constitute a quorum for the transaction of business at a meeting of the Board of Directors. If a quorum is present when a vote is taken, the affirmative vote of a majority of the directors present is the act of the Board of Directors except as otherwise provided by law, the Articles of Incorporation or these Bylaws. A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (i) he or she objects, at the beginning of the meeting or promptly upon his or her arrival, to holding it or transacting specified business at the meeting or (ii) he or she votes against or abstains from the action taken.

        2.9    Telephonic Meetings.    The Board of Directors may permit any or all directors to participate in a regular or special meeting by or conduct the meeting through the use of any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

        2.10    Action Without Meeting.    Action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board of Directors. The action shall be evidenced by one or more unrevoked written consents stating the action taken, signed by each director either before or after the action is taken and included in the minutes or filed with the corporate records. The written consent may be signed or delivered by electronic transmission. Action taken under this section shall be effective when the last director signs the consent unless the consent specifies a different effective date. A director's consent to an action may be revoked in a writing signed by the director and delivered to the Company prior to the action becoming effective.

        2.11    Compensation.    The Board of Directors may fix the compensation of directors and may provide for the payment of all expenses incurred by them in attending meetings of the Board of Directors.

ARTICLE III
OFFICERS

        3.1    Officers.    The officers of the Company shall be a President and a Secretary and, in the discretion of the Board of Directors, a Chairman of the Board of Directors, one or more Senior Vice Presidents, one or more Vice Presidents, a Treasurer and such other officers as may be deemed necessary or advisable to carry on the business of the Company. Any two (2) or more offices may be held by the same person, but no such person may act in more than one (1) capacity where action of two (2) or more officers is required. The Board of Directors may also designate a Chief Executive Officer.

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        3.2    Election; Term.    Officers shall be elected at the annual meeting of the Board of Directors and may be elected at such other time or times as the Board of Directors shall determine. They shall hold office, unless removed, until the next annual meeting of the Board of Directors or until their successors are elected. Any officer may resign at any time upon written notice to the Board of Directors and such resignation shall be effective when notice is delivered unless the notice specifies a later effective date. Vacancies among the officers shall be filled by a vote of the Board of Directors.

        3.3    Removal of Officers.    The Board of Directors may remove any officer at any time, with or without cause.

        3.4    Duties of Officers.    The Chief Executive Officer, the President and the other officers shall have such powers and duties as generally pertain to their respective offices as well as such powers and duties as may be delegated to them from time to time by the Board of Directors. The Chief Executive Officer, the President and each Vice President shall have authority to sign certificates for shares of stock, bonds, deeds and all manner of contracts necessary, expedient in or incident to the conduct of the Company's business and to delegate such authority in accordance with the Company's policies and procedures, in such manner as may be approved by the Chief Executive Officer or the President, as applicable.

ARTICLE IV
SHARE CERTIFICATES

        4.1    Entitlement.    Shares of the Company may be certificated or uncertificated, as provided by applicable law. If certificated, every shareholder shall be entitled to a certificate or certificates for shares of record owned by him or her in such form as may be prescribed by the Board of Directors. Such certificates shall be signed by the Chief Executive Officer, the President or a Senior Vice President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.

        4.2    Authorization to Issue.    Notwithstanding the foregoing, the Board of Directors may authorize the issue of some or all of the shares of any or all of its classes or series without certificates. Within a reasonable time after the issue or transfer of shares without certificates, the Company shall send the shareholder a written statement of the information required on certificates by the Utah Revised Business Corporation Act ("URBCA") or other applicable law.

        4.3    Transfer of Shares.    Shares may be transferred by delivery of the certificate accompanied either by an assignment in writing on the back of the certificate or by a written power of attorney to sell, assign and transfer the same on the books of the Company, signed by the person appearing from the certificate to be the owner of the shares represented thereby, and shall be transferable on the books of the Company upon surrender thereof so assigned or endorsed. The person registered on the books of the Company as the owner of any shares shall be entitled exclusively, as the owner of such shares, to receive dividends and to vote in respect thereof.

ARTICLE V
MISCELLANEOUS PROVISIONS

        5.1    Voting of Shares Held.    Unless the Board of Directors shall otherwise provide, the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Senior Vice President, any Vice President, or the Secretary may from time to time appoint one or more attorneys-in-fact or agents of the Company, in the name and on behalf of the Company, to cast the votes that the Company may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose stock or securities of which may be held by the Company, at the meeting of the holders of any such other corporation, or to consent in writing to any action by any such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may

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execute or cause to be executed on behalf of the Company such written proxies, consents, waivers of other instruments as he or she may deem necessary or proper; or either the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary may himself or herself attend any meeting of the shareholders of any such other corporation and thereat vote or exercise any or all other powers of the Company as the shareholder of such other corporation.

        5.2    Corporate Seal.    In the discretion of the officers, the Company may have a corporate seal. If created, the corporate seal of the Company shall consist of a flat-faced circular die, of which there may be any number of counterparts, on which there shall be engraved the word "Seal" and the name of the Company.

        5.3    Fiscal Year.    The fiscal year of the Company shall be determined in the discretion of the Board of Directors, but in the absence of any such determination it shall be the calendar year.

        5.4    Amendments.    These Bylaws may be amended or repealed, and new Bylaws may be made at any regular or special meeting of the Board of Directors. Bylaws made by the Board of Directors may be repealed or changed and new Bylaws may be made by the shareholders, and the shareholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

        5.5    Action by Electronic Means.    To the extent these Bylaws permit action to be taken by electronic means, the Company agrees that such actions may be so conducted. For the avoidance of doubt, any notices, consents, waivers or other documents referenced in these Bylaws may be delivered and/or signed by electronic means; provided, however, that any such delivery must be to an electronic address used or designated by the recipient for that purpose.

ARTICLE VI
INDEMNIFICATION

        6.1    Voluntary Indemnification.

  a.
  Unless otherwise provided in the Articles of Incorporation, the Company shall indemnify any individual made a party to a proceeding because the director is or was a director of the Company, against any liability incurred in the proceeding, but only if the Company has authorized the payment in accordance with the URBCA and a determination has been made in the specific case in accordance with the procedures set forth in Section 16-10a-906 of the URBCA that the director conducted himself in good faith; that the director reasonably believed that the director's conduct, in all other cases, was at least not opposed to the Company's best interests; and that the director had no reasonable cause to believe the director's conduct was unlawful in the case of any criminal proceeding.

  b.
  The Company shall not indemnify a director in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

  c.
  Indemnification permitted under paragraph (a) in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding.

  d.
  If a determination is made, using the procedures set forth in Section 16-10a-906 of the URBCA, that the director has satisfied the requirements listed herein and if an authorization of payment is made, using the procedures and standards set forth in Section 16-10a-906 of the URBCA, then, unless otherwise provided in the Articles of Incorporation, the Company shall

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    pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if the director furnishes the Company a written affirmation of the director's good faith belief that the director has met the applicable standard of conduct described in Section 16-10a-902 of the URBCA, furnishes the Company a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct (which undertaking must be an unlimited general obligation of the director, but need not be secured and may be accepted without reference to financial ability to make repayment); and if a determination is made that the facts then known of those making the determination would not preclude indemnification under Part 9 of the URBCA.

        6.2    Indemnification of Officers, Employees and Agents.    Unless otherwise provided in the Articles of Incorporation, an officer, employee, or agent of the Company shall have the same indemnification rights provided to a director by this Article VI. The Board of Directors may also indemnify and advance expenses to any officer, employee or agent of the Company, to any extent consistent with public policy, and if provided for by the Articles of Incorporation, these Bylaws, the general or specific action of the Board of Directors, or contract.

        6.3    Mandatory Indemnification.    Unless otherwise provided in the Articles of Incorporation, the Company shall indemnify a director or officer of the Company who was successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the Company against reasonable expenses incurred by the director or officer in connection with the proceeding.

        6.4    Court-Ordered Indemnification.    Unless otherwise provided in the Articles of Incorporation, a director or officer of the Company who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competition jurisdiction in accordance with Section 16-10a-905 of the URBCA. On receipt of an application, the court may order indemnification in accordance with Section 16-10a-905 of the URBCA.

        6.5    Modification or Repeal.    No right provided to any person pursuant to this Article VI may be terminated or modified by any amendment of the Articles of Incorporation or these Bylaws with respect to any act or omission occurring before such amendment unless (i) such termination or modification is required by applicable law or (ii) the affected indemnitee shall have consented in writing to such termination or modification.

*          *          *          *

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        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company
Attn: Corporate Actions/Elevate Offer
One State Street, 30th Floor
New York, NY 10004
Fax: (212) 616-7610

        Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&S Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833